                                 SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          --Enter Company Name Here--
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         _____________________________________________________________________


     (2) Aggregate number of securities to which transaction applies:

         _____________________________________________________________________


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         _____________________________________________________________________


     (4) Proposed maximum aggregate value of transaction:

         _____________________________________________________________________


     (5) Total fee paid:

         _____________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         _____________________________________________________________________


     (2) Form, Schedule or Registration Statement No.:

         _____________________________________________________________________


     (3) Filing Party:

         _____________________________________________________________________


     (4) Date Filed:

         _____________________________________________________________________

Notes:

LOGO
ELECTRON CORPORATION



81 Wyman Street
P.O. Box 9046
Waltham, MA 02454-9046

                                                                  April 12, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of the Stockholders of Thermo Electron Corporation. Your board of directors and management look forward to greeting personally those stockholders able to attend.

     Our Annual Report for the year ended December 30, 2000, is enclosed. I hope you will read it carefully. Please feel free to forward any questions you may have if you are unable to attend the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the meeting. It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

     On behalf of the board of directors, thank you for your cooperation and continued support.


                                       Yours very truly,





                                       /s/ Richard F. Syron

                                       RICHARD F. SYRON
                                       Chairman and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.


                 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

Thermo
ELECTRON CORPORATION


81 Wyman Street
P.O. Box 9046
Waltham, MA 02454-9046

                                                                  April 12, 2001


To the Holders of the Common Stock of
THERMO ELECTRON CORPORATION

                           NOTICE OF ANNUAL MEETING

     The 2001 Annual Meeting of the Stockholders of Thermo Electron Corporation ("Thermo Electron" or the "Company") will be held on Wednesday, May 16, 2001, at 3:30 p.m. in the Auditorium of the Fleet Conference Center, 100 Federal Street, First Floor, Boston, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1. Election of three directors, comprising the class of directors to be elected for a three-year term expiring in the year 2004.

     2. A proposal recommended by the Board of Directors to approve the Company's 2001 equity incentive plan and to reserve five million shares for issuance under the plan.

     3. A proposal recommended by the Board of Directors to approve the Company's 2000 employees' stock purchase plan.

     4. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Company will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the stockholders entitled to notice of and to vote at the meeting is March 30, 2001.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Enclosed is a proxy authorizing three officers of the Company to vote your shares as you instruct. Whether or not you are able to be present in person, please promptly sign the enclosed proxy and return it to our transfer agent in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.


                                         SANDRA L. LAMBERT
                                         Vice President, Secretary

                                PROXY STATEMENT

          The enclosed proxy is solicited by the board of directors of Thermo Electron Corporation ("Thermo Electron" or the "Company") for use at the 2001 Annual Meeting of the Stockholders to be held on Wednesday, May 16, 2001, at 3:30 p.m. in the Auditorium of the Fleet Conference Center, 100 Federal Street, First Floor, Boston, Massachusetts and any adjournment thereof. The mailing address of the executive office of the Company is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046. This proxy statement and the enclosed proxy were first furnished to stockholders of the Company on or about April 23, 2001.

                               VOTING PROCEDURES

          The board of directors intends to present to the meeting the election of three directors, constituting the class of directors to be elected for a three-year term expiring in 2004, and two other proposals. The first proposal is to approve the Company's 2001 equity incentive plan and reserve five million shares for issuance under the plan. The second proposal is to approve the Company's 2000 employees' stock purchase plan.

          The representation in person or by proxy of a majority of the outstanding shares of common stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can be voted only if the stockholder is present in person or is represented by returning a proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

          Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, FOR the management proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

          Nominees for election as directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. For the management proposals, the affirmative vote of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is necessary for approval. Because abstentions are treated as shares present or represented and entitled to vote, abstentions with respect to the management proposals have the same effect as a vote against the proposal. If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. As to the election of directors and the management proposals, broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote.

          A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the meeting by written notice to the Secretary of the Company received prior to the meeting, or by executing and returning a later dated proxy, or by voting by ballot at the meeting.

          The outstanding stock of the Company entitled to vote (which excludes shares held in treasury by the Company) as of March 30, 2001, consisted of 182,606,515 shares of Common Stock. Only stockholders of record at the close of business on March 30, 2001, are entitled to vote at the meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

          For purposes of this meeting, the board of directors has fixed the number of directors at nine, divided into three classes of three directors each. Each class is elected for a three-year term at successive Annual Meetings of the Stockholders. In all cases, directors hold office until their successors have been elected and qualified, or until their earlier resignation, death or removal. Mr. Marijn E. Dekkers, Mr. Robert A. McCabe and Mr. Robert W. O'Leary are listed below as nominees for the three-year term expiring at the Annual
Meeting of the Stockholders to be held in the year 2004.   All of the nominees
are currently directors of the Company.

          In 2001, the board of directors adopted a mandatory retirement policy for members of the board of directors. The policy states that no director will be renominated for election after reaching the age of 70. Directors who are already over 70 years of age will serve out their term of office, but will not be nominated for election when their term of office expires.

          Dr. Elias P. Gyftopoulos, who has served as a director of the Company since 1976, is retiring from the board of directors at the Annual Meeting of the Stockholders. The Company recognizes with gratitude and appreciation the leadership, service and dedication of Dr. Gyftopoulos.

Nominees and Incumbent Directors

          Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Company's Common Stock and of the common stock of certain subsidiaries of the Company is reported under the caption "Stock Ownership".

        Nominees for Directors Whose Term of Office Will Expire in 2004

          Marijn E. Dekkers Mr. Dekkers, 43, has been a director of the Company since July 2000. He has been the chief operating officer and president of the Company since July 2000. From June 1999 to July 2000, he served as the president of Honeywell International's (formerly AlliedSignal Corporation) electronic materials division; from August 1997 to May 1999, he served as vice president and general manager of its fluorine products division; and from July 1995 to July 1997, he served as vice president and general manager of its speciality films division.

          Robert A. McCabe Mr. McCabe, 66, has been a director of the Company since 1962. He has been the chairman of Pilot Capital Corporation, which is engaged in private investments, since 1998, and also served as the president of Pilot Capital Corporation from 1987 to 1998. Mr. McCabe is also a director of Church & Dwight Co., Inc.

          Robert W. O'Leary Mr. O'Leary, 57, has been a director of the Company since June 1998. He has been the chairman and chief executive officer of The Sagamore Group, a firm specializing in change management situations with a focus on the service sector, since March 2001. He was the president and chief executive officer of PacificCare Health Systems Inc., a managed health services company, from July 2000 to October 2000. From 1995 until July 2000, he was the chairman and chief executive officer of Premier Inc., a strategic alliance of not-for-profit health care and hospital systems. From 1990 to 1995, Mr. O'Leary was the chairman of American Medical International, Inc., one of the three predecessor entities of Premier Inc. Mr. O'Leary is also a director of Smith Group PLC.

         Incumbent Directors Whose Term of Office Will Expire in 2002

          Frank Jungers   Mr. Jungers, 74, has been a director of the Company
since 1978. Mr. Jungers has been a consultant on business and energy matters since 1977. Mr. Jungers is also a director of The AES Corporation and Statia Terminals Group N.V.

          Hutham S. Olayan Ms. Olayan, 47, has been a director of the Company since 1987. She has served since 1995 as president and a director of Olayan America Corporation, a member of the Olayan Group, and as president and a director of Competrol Real Estate Limited, another member of the Olayan Group, from 1985 until its merger into Olayan America Corporation in 1997. The surviving company is engaged in private investments, including real estate, and advisory services.

          Richard F. Syron Dr. Syron, 57, has been a director of the Company since 1997, its chief executive officer since June 1999 and chairman of the board since January 2000. He also served as president of the Company from June 1999 to July 2000. From April 1994 until May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock Exchange, Inc. Dr. Syron is also a director of The American Stock Exchange, Inc., Dreyfus Corporation, John Hancock Financial Services, Inc. and Thermo Fibertek Inc.

          Incumbent Directors Whose Term of Office Will Expire in 2003

     Samuel W. Bodman III Dr. Bodman, 62, has been a director of the Company since 1999. Dr. Bodman has been the chairman of Cabot Corporation, a manufacturer of specialty chemicals and materials, since 1988. From 1988 until March 2001, he was also the chief executive officer of Cabot Corporation. Dr. Bodman is also a director of Cabot Corporation, John Hancock Financial Services, Inc., Security Capital Group Incorporated and Westvaco Corporation.

     Peter O. Crisp Mr. Crisp, 68, has been a director of the Company since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, Lexent Inc., United States Trust Corporation and Western Multiplex Corp.

     Jim P. Manzi Mr. Manzi, 48, has been a director of the Company since May 2000. He is the managing director of Stonegate Capital, a firm he formed to manage his personal investment activities in technology startup ventures, primarily related to the Internet. From 1984 until 1995, he was the chairman, president and chief executive officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995.

Committees of the Board of Directors and Meetings

          The board of directors has established an executive committee, an audit committee, a human resources committee and a nominating committee. The present members of the executive committee are Dr. Syron (Chairman), Mr. Crisp, Mr. Jungers and Ms. Olayan. The executive committee is empowered to act when it is impractical to call a meeting of the entire board of directors and, with certain exceptions, has the powers of the board of directors. The audit committee consists solely of directors who meet the independence guidelines set forth in the listing requirements of The New York Stock Exchange and its present members are Mr. McCabe (Chairman), Dr. Gyftopoulos and Mr. Manzi. The audit committee reviews the scope of the audit with the Company's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The audit committee acts pursuant to the charter attached as Appendix A to this proxy statement. The human resources committee consists solely of directors who are not employees of the Company or its subsidiaries ("outside directors") and its present members are Mr. Jungers (Chairman), Dr. Bodman, Mr. Crisp and Mr. O'Leary. The human resources committee reviews corporate organization, reviews the performance of senior members of management, approves executive compensation and administers the Company's stock option and other stock-based compensation plans. The nominating committee consists solely of outside directors and its present members are Mr. Jungers (Chairman), Dr. Bodman and Mr. O'Leary. The nominating committee reviews the credentials of proposed nominees for directors, either to fill vacancies or for election at the Annual Meeting of the Stockholders, and presents recommendations for the selection of new directors to the board of directors. The board of directors met eight times, the executive committee met three times, the audit committee met twice, the human resources committee met eleven times and the nominating committee met once during fiscal 2000. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served that were held during fiscal 2000.

Compensation Committee Interlocks and Insider Participation

          The Company proposes to engage the services of The Sagamore Group to provide advice regarding the proposed spin-off of the Company's biomedical businesses. Mr. Robert W. O'Leary, a director of the Company and a member of the human resources committee of the board of directors, is the chairman, chief executive officer and principal shareholder of The Sagamore Group. The Sagamore Group would be compensated at the rate of $3,800 a day for each day of service. In addition, the Company would provide health insurance to Mr. O'Leary while The Sagamore Group provides such services to the Company.

Compensation of Directors

          Cash Compensation

          Outside directors receive an annual retainer of $28,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and its committees and $500 per meeting for participating in meetings of the board of directors or its committees held by means of conference telephone. Payment of directors' fees is made quarterly. Mr. Dekkers and Dr. Syron are full-time employees of the Company and do not receive any cash compensation from the Company for their service as a director. Directors are also reimbursed for out-of-pocket expenses and in some instances for travel time incurred in attending such meetings.

          Deferred Compensation Plan for Directors

          Under the Company's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following are deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of the Company; (ii) the failure of the Company's board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of the Company's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or the sale or other disposition of all or substantially all of the assets of the Company unless immediately after such transaction (a) all holders of the Company's common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of the Company. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. As of February 28, 2001, a total of 580,535 shares of Common Stock were reserved for issuance under the Deferred Compensation Plan and deferred units equal to approximately 312,967 shares of Common Stock were accumulated under the Deferred Compensation Plan.

          Stock-Based Compensation

          Outside directors of the Company are eligible for the discretionary grant of stock options under the Company's equity incentive plan, which is administered by the human resources committee of the board of directors. In January 2000, each of the outside directors was granted options to purchase 15,000 shares of Common Stock, at an exercise price of $14.61 per share. These options may be exercised at any time prior to the expiration of the option on the fifth anniversary of the grant date.

          In addition, the Company's directors stock option plan (the
"Directors Plan") provides for the automatic grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Company. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and expire on the third anniversary of the grant date. The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the New York Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant. As of February 28, 2001, options to purchase 51,750 shares of Common Stock were outstanding under the Directors Plan, options to purchase 56,125 shares of Common Stock had been exercised, and options to purchase 567,125 shares of Common Stock were available for future grant.

Stock Ownership Policy for Directors

          The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Company is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation--Stock Ownership Policy".

                                STOCK OWNERSHIP

          The following table sets forth, as of February 28, 2001, the beneficial ownership of the Company's Common Stock by (a) each director and nominee for director, (b) each of the Company's executive officers named in the summary compensation table set forth below under the heading "Executive Compensation" (the "named executive officers"), and (c) all directors and current executive officers as a group, as well as their beneficial ownership of the following majority-owned subsidiaries of the Company: Spectra-Physics Lasers, Inc., Thermo Fibertek Inc., Thermo Fibergen Inc., a majority-owned subsidiary of Thermo Fibertek Inc., and Thermo Trilogy Corporation. The common stock of each of the majority-owned subsidiaries is publicly traded except for the common stock of Thermo Trilogy Corporation, which is privately held. In addition, the following table sets forth the beneficial ownership of Common Stock, as of February 28, 2001, with respect to each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

          While certain directors and executive officers of the Company are also directors or executive officers of majority-owned subsidiaries of the Company, all such persons disclaim beneficial ownership of the shares of common stock of other Thermo Electron companies owned by the Company or such majority-owned subsidiaries.

                                         Thermo                              Thermo       Thermo          Thermo
                                        Electron        Spectra-Physics     Fibertek     Fibergen         Trilogy
              Name(1)                Corporation (2)    Lasers, Inc. (3)    Inc. (4)     Inc. (5)     Corporation (6)
              -------                ---------------    ----------------    ---------    ---------    ---------------
FMR Corporation (7)................      26,723,617             N/A              N/A          N/A                N/A
Dodge & Cox (8)....................      10,991,800             N/A              N/A          N/A                N/A
Samuel W. Bodman...................          30,293               0                0            0                  0
Peter O.Crisp......................         143,803               0            1,500        1,000                  0
Marijn E. Dekkers..................         961,500               0                0            0                  0
Elias P. Gyftopoulos...............         190,895               0            8,250        1,000                  0
Brian D. Holt......................         401,479               0                0        2,000                  0
Frank Jungers......................         247,764               0            8,250        4,000              3,000
Earl R. Lewis......................          97,852           5,625                0            0                  0
Jim P. Manzi.......................          16,061               0                0            0                  0
Robert A. McCabe...................         111,936               0            8,250        1,000             18,000
Theo Melas-Kyriazi.................         695,975               0           86,250       27,000                  0
Hutham S. Olayan...................          53,644               0            1,500        1,000              6,060
Robert W. O'Leary..................          47,025               0            1,500            0                  0
William A. Rainville...............         412,539               0          695,453       75,000                  0
Richard F. Syron...................       1,405,548               0                0            0                  0
All directors and current and
named executive officers as a
group (19 persons).................       6,036,545           5,625          842,602      116,500             27,060

(1) Except as reflected in the footnotes to this table, shares of the Common Stock of the Company and of the common stock of each of the Company's subsidiaries beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock of the Company beneficially owned by Dr. Bodman, Mr. Crisp, Mr. Dekkers, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Lewis, Mr. Manzi, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Rainville, Dr. Syron and all directors and current executive officers as a group include 27,000, 25,460, 900,000, 73,477, 393,328, 82,454, 90,966, 15,000, 64,861,
618,449, 24,708, 28,566, 348,493, 1,311,000 and 5,114,867 shares, respectively, that such person or members of the group have the right to acquire within 60 days of February 28, 2001, through the exercise of stock options. Shares beneficially owned by Dr. Bodman, Mr. Crisp, Dr.

Gyftopoulos, Mr. Jungers, Mr. Manzi, Mr. McCabe, Ms. Olayan, Mr. O'Leary, Dr. Syron and all directors and current executive officers as a group include 3,293, 49,277, 2,059, 80,427, 1,061, 34,725, 21,320, 5,459, 2,506 and 200,127 shares, respectively, allocated to accounts maintained pursuant to the Deferred Compensation Plan. Shares beneficially owned by Mr. Jungers include 215 shares held by his spouse. Shares beneficially owned by Mr. McCabe include 109 shares underlying units consisting of a fractional share and one redemption right that were assumed by the Company in connection with the merger of the Company's formerly publicly traded subsidiary, ThermoLase Corporation. Pursuant to the redemption rights, these shares may be sold back to the Company for an aggregate price of $16,828. Shares beneficially owned by Mr. Melas-Kyriazi include 1,377 shares issuable upon conversion of $100,000 in principal amount of the Company's 0% convertible subordinated debentures due 2003. Shares beneficially owned by Ms. Olayan do not include 6,000,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. Shares beneficially owned by Mr. O'Leary include 13,000 shares held in a family trust of which Mr. O'Leary and his spouse are the trustees. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of February 28, 2001; all directors and current executive officers as a group beneficially owned 3.3% of the Common Stock outstanding as of February 28, 2001.

(3) Shares of the common stock of Spectra-Physics Lasers, Inc. beneficially owned by Mr. Lewis and all directors and current executive officers as a group include 5,625 shares that he has the right to acquire within 60 days of February 28, 2001, through the exercise of stock options. The directors and the named executive officers did not individually, and the directors and current executive officers as a group did not, beneficially own more than 1% of the Spectra-Physics Lasers, Inc. common stock outstanding as of February 28, 2001.

(4) Shares of the common stock of Thermo Fibertek Inc. beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Rainville and all directors and current executive officers as a group include 1,500, 1,500, 1,500, 1,500, 86,250, 1,500, 1,500,
550,000 and 675,750 shares, respectively, that such person or members of the group have the right to acquire within 60 days of February 28, 2001, through the exercise of stock options. Except for Mr. Rainville, who beneficially owned 1.1% of the common stock of Thermo Fibertek Inc. outstanding as of February 28, 2001, no director or named executive officer beneficially owned more than 1% of the Thermo Fibertek Inc. common stock outstanding as of February 28, 2001; all directors and current executive officers as a group beneficially owned 1.4% of the Thermo Fibertek Inc. common stock outstanding as of February 28, 2001.

(5) Shares of the common stock of Thermo Fibergen Inc. beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. Rainville and all directors and current executive officers as a group include 1,000, 1,000, 2,000, 1,000, 1,000, 27,000, 1,000,
75,000 and 116,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of February 28, 2001, through the exercise of stock options. No director or named executive officer beneficially owned more than 1% of the Thermo Fibergen Inc. common stock outstanding as of February 28, 2001; all directors and current executive officers as a group beneficially owned 1.01% of the Thermo Fibergen Inc. common stock outstanding as of February 28, 2001.

(6) Shares of the common stock of Thermo Trilogy Corporation beneficially owned by Mr. McCabe include 18,000 shares held by a trust of which he and members of his family are trustees. Shares beneficially owned by Ms. Olayan do not include 60,000 shares owned by Crescent International Holdings Ltd., a member of the Olayan Group which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. The directors and the named executive officers did not individually, and the directors and current executive officers as a group did not, beneficially own more than 1% of the Thermo Trilogy Corporation common stock outstanding as of February 28, 2001.

(7) Information regarding the number of shares of Common Stock beneficially owned by FMR Corp. is based on the most recent Schedule 13G of FMR Corp. received by the Company, which reported such ownership as of December 31, 2000. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. As of December 31, 2000, FMR Corp. beneficially owned approximately 14.8% of the outstanding Common Stock.

(8) Information regarding the number of shares of Common Stock beneficially owned by Dodge & Cox Incorporated is based on the most recent Schedule 13G of Dodge & Cox Incorporated received by the Company, which reported such ownership as of December 31, 2000. The address of Dodge & Cox Incorporated is One Sansome Street, 35/th/ Floor, San Francisco, CA 94104. As of December 31, 2000, Dodge & Cox beneficially owned approximately 6.0% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Company's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2000 except in the following instances. Mr. Peter O. Crisp, Dr. Elias P. Gyftopoulos and Ms. Hutham S. Olayan, directors of the Company, each filed one late Form 4 disclosing the exercise of stock options pursuant to the Company's directors stock option plan. Mr. Theo Melas-Kyriazi, an executive officer of the Company, filed one late Form 4 disclosing the open market purchase of the Company's 0% convertible subordinated debentures due 2003.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation for services to the Company received during the last three fiscal years by the Company's chief executive officer, the four other most highly compensated executive officers who were employed by the Company as of the end of fiscal 2000 and one former executive officer of the Company. These executive officers are collectively referred to herein as the "named executive officers."


                                                     Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Long Term Compensation
                                                                       ---------------------------
                                                                       Restricted      Securities
      Name and              Fiscal       Annual Compensation              Stock        Underlying              All Other
                                      -------------------------
  Principal Position         Year       Salary         Bonus              Award        Options (1)           Compensation (2)
-------------------------  --------   ---------     -----------        ----------      -----------         --------------------
Richard F. Syron               2000   $ 800,000     $ 1,120,000        $1,558,805 (3)      300,000          $  134,777 (4)
 Chairman and                  1999   $ 514,667 (5) $   370,000 (5)    $  199,500 (3)    1,000,000          $  309,402 (4)
 Chief Executive Officer
-------------------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers              2000   $ 238,095 (6) $   500,000 (6)    $1,410,000 (6)      900,000          $  280,000 (7)
 President and
 Chief Operating Officer
-------------------------------------------------------------------------------------------------------------------------------
Brian D. Holt                  2000   $ 330,000     $   440,000        $  577,500 (8)           --          $  653,532 (9)
 Chief Operating Officer,      1999   $ 280,000     $   170,000        $   97,182 (8)       98,925 (10)     $    7,200
 Energy and Environment        1998   $ 225,000     $   120,000                --          125,748 (10)     $    6,429
-------------------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi             2000   $ 280,000     $   240,000        $  577,500 (11)          --          $    7,650
 Chief Financial Officer       1999   $ 220,000     $   180,000        $   58,408 (11)     322,944 (12)     $    7,200
 And Vice President                                                                         25,000 (TFG)
                                                                                            30,000 (TFT)
                               1998   $ 167,500     $   105,000                --          176,916 (12)     $    7,200
                                                                                             2,000 (TRIL)
-------------------------------------------------------------------------------------------------------------------------------
William A. Rainville           2000   $ 280,000     $   180,000                --               --          $   23,150 (13)
 Chief Operating Officer,      1999   $ 270,000     $   170,000        $   28,370 (14)       4,300          $   25,422 (13)
 Recycling and Resource                                                $   71,498 (14)      40,000 (TFT)
 and Recovery                                                                               35,000 (TFG)
                               1998   $ 260,000     $   140,000                --          153,023 (15)     $   28,922 (13)
-------------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis (16)             2000   $ 341,667     $   400,000                --               --          $1,378,752 (16)(17)
 Former Chief Operating        1999   $ 320,000     $   255,000        $  100,128 (18)     127,500 (19)     $   14,868 (17)
 Officer, Measurement          1998   $ 280,000     $   200,000                --          146,773 (19)     $   15,939 (17)
 and Detection                                                                               2,000 (TRIL)
-------------------------------------------------------------------------------------------------------------------------------

(1) As part of the Company's spinout strategy, certain subsidiaries of the Company sold minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries and granted options to purchase shares of these subsidiaries to employees and directors of Thermo Electron companies as part of its compensation program. During 1999 and 2000, the Company effected a major reorganization that, among other things, resulted in the acquisition of the minority interest of substantially all of its subsidiaries that had minority investors and the assumption by the Company of the outstanding options to purchase shares of the subsidiaries. Options granted in the last three years by these subsidiaries which were assumed by the Company have been restated in the table as options to purchase shares of the Company. Options granted in the last three years to the named executive officers by the following subsidiaries with outstanding minority interests have not been assumed by the Company and are designated in the table as follows: Thermo Fibergen Inc. (designated in the table as TFG), Thermo Fibertek Inc. (designated in the table as TFT) and Thermo Trilogy Corporation (designated in the table as TRIL).

(2) For all the named executive officers except for Dr. Syron in 1999, Mr. Dekkers and Mr. Rainville, this amount includes matching contributions made on behalf of the executive officer by the Company pursuant to the Company's 401(k) plan. As to Mr. Rainville, this amount includes employer contributions to his account under the profit sharing plan of Thermo Web Systems Inc., a subsidiary of Thermo Fibertek Inc., as well as a cash payment of $1,273, $3,491 and $5,342 in fiscal 2000, 1999 and 1998, respectively, in connection with that subsidiary's profit sharing program.

(3) In 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Dr. Syron that awarded him 50,000 shares of restricted Common Stock valued at $825,000 on the grant date. The restricted shares vest in equal installments over the next three years. Dr. Syron also was awarded 10,800 shares of restricted Common Stock in June 2000 valued at $207,230 on the grant date, granted pursuant to the terms of his employment agreement, that vest 100% on the third anniversary of the grant date. Upon the appointment of the Company's chief operating officer, Dr. Syron was awarded 25,000 shares of restricted Common Stock, valued at $526,575 on the grant date, that vests in equal installments over the next three years. In fiscal 1999, Dr. Syron was awarded 10,500 shares of restricted Common Stock valued at $199,500 on the grant date, that vests 100% on the third anniversary of the grant date. Any cash dividends paid on the restricted shares are retained by the recipient without regard to vesting, however, any non-cash dividends paid on restricted shares are subject to the same vesting restrictions as the underlying shares. At the end of fiscal 2000, Dr. Syron held 96,300 restricted shares valued at $2,661,732.

(4) In addition to the matching contribution referred to in footnote (2), this amount includes the reimbursement by the Company of $127,127 in fiscal 2000 and $309,402 in fiscal 1999 for expenses associated with Dr. Syron's relocation to Massachusetts.

(5) Dr. Syron was appointed president and chief executive officer of the Company on June 1, 1999. The salary and bonus reported for fiscal 1999 represents the amount paid for the portion of the year during which Dr. Syron performed services for the Company.

(6) Mr. Dekkers was appointed president and chief operating officer of the Company on July 11, 2000. The salary reported for fiscal 2000 represents the amount paid for the portion of the year during which Mr. Dekkers performed services for the Company. Mr. Dekkers' employment agreement provided that his bonus for fiscal 2000 was not subject to proration. See "Executive Compensation --Employment Agreement with Mr. Marijn E. Dekkers". Upon Mr. Dekkers appointment, he was awarded 60,000 shares of restricted Common Stock with a value of $1,410,000 on the grant date that vests in equal installments over the next three years. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Dekkers without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2000, Mr. Dekkers held 60,000 shares of restricted Common Stock with an aggregate value of $1,658,400.

(7) This amount represents the payment by the Company of a $280,000 signing bonus in fiscal 2000 in lieu of the reimbursement of expenses associated with Mr. Dekkers' relocation to Massachusetts.

(8) In 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Mr. Holt that awarded him 35,000 shares of restricted Common Stock valued at $577,500 on the grant date. The restricted shares vest in equal installments over the next three years. In fiscal 1999, Mr. Holt was awarded 2,300 shares of restricted Common Stock valued at $38,382 on the grant date that vests 100% on the third anniversary of the grant date. Mr. Holt was also awarded

5,600 shares of restricted common stock of Thermo Ecotek Corporation in fiscal 1999 valued at $58,800 on the grant date that vests 100% on the third anniversary of the grant date. The restricted shares of Thermo Ecotek Corporation were converted into 2,413 shares of restricted Common Stock of the Company upon the merger of Thermo Ecotek Corporation into the Company during 2000. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Holt without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2000, Mr. Holt held 39,713 shares of restricted Common Stock with an aggregate value of $1,097,667. See "Relationship with Affiliates - Corporate Reorganization".

(9) In addition to the matching contribution referred to in footnote (2), this amount includes $645,882 paid to Mr. Holt as a transaction bonus for business units that were sold during 2000. In 2000, Mr. Holt entered into a transaction bonus agreement with the Company providing that he would be entitled to receive a transaction bonus in connection with the sale of certain business units for which Mr. Holt is responsible. See "Executive Retention Agreements".

(10) Options granted in 1999 to Mr. Holt include options to purchase 98,625 shares of Common Stock that had been converted from options to purchase 250,000 shares of Thermo TerraTech Inc. upon the merger of that subsidiary into the Company in 2000. Options granted in 1998 to Mr. Holt include options to purchase 929 shares of Common Stock that had been converted from options to purchase 2,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 872 shares of Common Stock that had been converted from options to purchase 2,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 963 shares of Common Stock that had been converted from options to purchase 4,000 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 775 shares of Common Stock that had been converted from options to purchase 2,000 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 698 shares of Common Stock that had been converted from options to purchase 1,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 849 shares of Common Stock that had been converted from options to purchase 999 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; and options to purchase 562 shares of Common Stock that had been converted from options to purchase 1,023 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(11) In 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors approved a retention arrangement for Mr. Melas-Kyriazi that awarded him 35,000 shares of restricted Common Stock valued at $577,500 on the grant date. The restricted shares vest in equal installments over the next three years. In fiscal 1999, Mr. Melas-Kyriazi was awarded 3,500 shares of restricted Common Stock valued at $58,408 on the grant date that vests 100% on the third anniversary of the grant date. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Melas-Kyriazi without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2000, Mr. Melas-Kyriazi held 38,500 shares of restricted Common Stock with an aggregate value of $1,064,140.

(12) Options granted in 1999 to Mr. Melas-Kyriazi include options to purchase 11,612 shares of Common Stock that had been converted from options to purchase 25,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 13,090 shares of Common Stock that had been converted from options to purchase 30,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 9,000 shares of Common Stock that had been converted from options to purchase 20,000 shares of Thermedics Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 22,032 shares of Common Stock that had been converted from options to purchase 15,000 shares of Thermo BioAnalysis Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 8,620 shares of Common Stock that had been converted from options to purchase 20,000 shares of Thermo Ecotek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 52,416 shares of Common Stock that had been converted from options to purchase 61,666 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 3,300 shares of Common Stock that had been converted from options to purchase 25,000 shares of ThermoLase Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 20,760 shares of Common Stock that had been converted from options to purchase 25,000 shares of Thermo Optek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 14,117 shares of Common Stock that had been converted from options to purchase 15,000 shares of ThermoQuest Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 17,752 shares of Common Stock that had been converted from options to purchase 45,000 shares of Thermo TerraTech Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 13,757 shares of Common Stock that had been converted from options to purchase 25,000 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000; and options to purchase 3,788 shares of Common Stock that had been converted from options to purchase 50,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. Options granted in 1998 to Mr. Melas-Kyriazi include options to purchase 2,411 shares of Common Stock that had been converted from options to purchase 3,000 shares of Thermo Coleman Corporation upon the merger of that subsidiary into the Company in 1999; options to purchase 698 shares of Common Stock that had been converted from options to purchase 1,000 shares of ThermoLase Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 8,607 shares of Common Stock that had been converted from options to purchase 10,127 shares of Thermo TerraTech Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 1,525 shares of Common Stock that had been converted from options to purchase 5,023 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000; and options to purchase 775 shares of Common Stock that had been converted from options to purchase 2,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(13) In addition to the matching contribution referred to in footnote (2), such amounts include $5,038, $4,667 and $5,319, which represent the amount of compensation attributable in fiscal 2000, 1999 and 1998, respectively, to an interest-free loan provided to Mr. Rainville pursuant to the stock holding assistance plan of Thermo Fibertek Inc., a subsidiary of the Company. See "Relationship with Affiliates--Stock Holding Assistance Plans".

(14) In fiscal 1999, Mr. Rainville was awarded 1,700 shares of restricted Common Stock valued at $28,370 on the grant date that vests 100% on the third anniversary of the grant date. Mr. Rainville was also awarded 9,300 shares of restricted common stock of Thermo Fibertek Inc. in fiscal 1999 valued at $71,498 on the grant date that vests 100% on the third anniversary of the grant date. Any cash dividends paid on the restricted shares are entitled to be retained by Mr. Rainville without regard to vesting, however, any non-cash dividends are subject to the same vesting restrictions as the original restricted shares. At the end of fiscal 2000, Mr. Rainville held 1,700 shares of restricted Common Stock with an aggregate value of $46,988 and 9,300 shares of restricted common stock of Thermo Fibertek Inc. with an aggregate value of $31,973.

(15) Options granted in 1998 to Mr. Rainville include options to purchase 4,645 shares of Common Stock that had been converted from options to purchase 10,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 4,363 shares of Common Stock that had been converted from options to purchase 10,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 5,779 shares of Common Stock that had been converted from options to purchase 24,000 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 3,878 shares of Common Stock that had been converted from options to purchase 10,000 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 3,493 shares of Common Stock that had been converted from options to purchase 5,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 4,249 shares of Common Stock that had been converted from options to purchase 4,999 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; and options to purchase 2,816 shares of Common Stock that had been converted from options to purchase 5,119 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(16) Mr. Lewis entered into an agreement with the Company regarding the termination of his employment with the Company and pursuant to which he resigned as the Chief Operating Officer, Measurement and Detection, of the Company effective July 10, 2000, and as an employee effective as of October 31, 2000. The amount reported under the column headed "All Other Compensation" includes $1,365,000 Mr. Lewis received as a lump sum severance payment pursuant to this agreement. See "Severance Agreements - Agreement with Mr. Earl R. Lewis".

(17) In addition to the matching contribution referred to in footnote (2), such amounts include $6,102, $7,668 and $8,739, which represent the amount of compensation attributable in fiscal 2000, 1999 and 1998, respectively, to an interest-free loan provided to Mr. Lewis pursuant to the stock holding assistance plan of Thermo Optek Corporation, a subsidiary of the Company. Thermo Optek Corporation was merged into the Company during fiscal 2000 and the entire amount of the loan was repaid by Mr. Lewis. See "Relationship with Affiliates-- Stock Holding Assistance Plans".

(18) In fiscal 1999, Mr. Lewis was awarded 4,800 shares of restricted common stock of Thermo Instrument Systems Inc. with a value of $80,102 on the grant date. The restricted shares of Thermo Instrument Systems Inc. were converted into 4,080 shares of restricted Common Stock of the Company upon the merger of Thermo Instrument Systems Inc. into the Company during 2000. The restricted stock award vested 100% upon the termination of Mr. Lewis' employment without cause. At the end of fiscal 2000, Mr. Lewis held no restricted shares.

(19) Options granted in 1999 to Mr. Lewis include options to purchase 127,500 shares of Common Stock that had been converted from options to purchase 150,000 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000. Options granted in 1998 to Mr. Lewis include options to purchase 14,545 shares of Common Stock that had been converted from options to purchase 33,333 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 963 shares of Common Stock that had been converted from options to purchase 4,000 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 775 shares of Common Stock that had been converted from options to purchase 2,000 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 698 shares of Common Stock that had been converted from options to purchase 1,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 9,230 shares of Common Stock that had been converted from options to purchase 10,000 shares of Thermo Power Corporation upon the merger of that subsidiary into the Company in 1999; and options to purchase 562 shares of Common Stock that had been converted from options to purchase 1,023 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

Stock Options Granted During Fiscal 2000

          The following table sets forth information concerning individual grants of stock options made during fiscal 2000 to the Company's named executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 2000.

                                           Option Grants in Fiscal 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                         Annual Rates of
                                                   Percent of                                              Stock Price
                                                  Total Options                                          Appreciation for
                          Number of Securities     Granted to       Exercise Price                        Option Term (2)
                           Underlying Options     Employees in           Per          Expiration          ---------------
          Name                Granted (1)          Fiscal Year          Share            Date          5%               10%
          ----                -----------          -----------          -----            ----          --               ---
Richard F. Syron                300,000                14%              $21.23         06/30/07     $2,592,810       $ 6,042,390
--------------------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers               900,000                42%              $22.67         07/11/07     $8,306,100       $19,356,660
--------------------------------------------------------------------------------------------------------------------------------
Brian D. Holt                        --                --                   --               --             --                --
--------------------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi                   --                --                   --               --             --                --
--------------------------------------------------------------------------------------------------------------------------------
William A. Rainville                 --                --                   --               --             --                --
--------------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis                        --                --                   --               --             --                --
--------------------------------------------------------------------------------------------------------------------------------

(1) All of the options reported are immediately exercisable as of the end of the fiscal year. Generally, the shares acquired upon exercise are subject to repurchase by the Company at the exercise price if the optionee's employment is terminated voluntarily or for cause by the Company . The Company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a three-year period, provided that the optionee continues to be employed by the Company. The Company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment through the option period and the date on which the options are exercised.

Stock Options Exercised During Fiscal 2000 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 2000 and outstanding stock options held at the end of fiscal 2000 by the Company's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 2000.

                         Aggregated Option Exercises In Fiscal 2000 and Fiscal 2000 Year-End Option Values
                         ---------------------------------------------------------------------------------
                                                                                 Number of                     Value of
                                                                           Securities Underlying              Unexercised
                                                                                Unexercised                   In-the-Money
                                                                             Options at Fiscal              Options at Fiscal
                                          Shares                                Year-End                         Year-End
                                       Acquired on      Value                 (Exercisable/                   (Exercisable/
      Name            Company (1)        Exercise    Realized (2)          Unexercisable) (1)(3)              Unexercisable)
      ----            -----------        --------    ------------          ---------------------              --------------
Richard F. Syron        (TMO)                  --              --             1,311,000 /0                    $13,206,000 /--
-------------------------------------------------------------------------------------------------------------------------------
Marijn E. Dekkers       (TMO)                  --              --               900,000 /0                    $ 6,372,000 /--
-------------------------------------------------------------------------------------------------------------------------------
Brian Holt              (TMO)             101,683      $1,524,202               393,328 /0 (4)                $ 4,143,949 /--
                        (TFG)                  --              --                 2,000 /0                    $     2,750 /--
                        (TLT)                  --              --                     0 /2,000                         -- /$0 (5)
                        (TRIL)                 --              --                     0 /40,000                        -- /$0 (5)
-------------------------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi      (TMO)              15,187      $  100,723               618,449 /0 (6)                $ 8,992,779 /--
                        (TFG)                  --              --                27,000 /0                    $    63,875 /--
                        (TFT)                  --              --                86,250 /0                    $    19,710 /--
-------------------------------------------------------------------------------------------------------------------------------
William R. Rainville    (TMO)               9,787      $  148,941               348,493 /0 (7)                $ 3,877,858 /--
                        (RGI)               9,600      $    4,800                     0 /0                            --  /--
                        (TBA)               2,400      $   43,200                     0 /0                            --  /--
                        (TFG)                  --              --                75,000 /0                    $   140,575 /--
                        (TFT)                  --              --               550,000 /0                    $    78,840 /--
                        (TLT)                  --              --                     0 /6,000                         -- /$0 (5)
                        (THI)               9,033      $   68,247                     0 /0                             -- /--
                        (TOC)               6,000      $   27,180                     0 /0                             -- /--
                        (TMQ)               6,000      $   24,000                     0 /0                             -- /--
                        (THN)              22,500      $    1,575                     0 /0                             -- /--
-------------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis           (TMO)             118,949      $1,479,259               136,582 /0 (8)                $ 1,523,350 /--
                        (TBA)              15,750      $  258,000                     0 /0                             -- /--
                        (TFG)                  --              --                 2,000 /0                    $     2,750 /--
                        (TOC)              56,250      $  254,813                     0 /0                             -- /--
                        (TMQ)              20,000      $   80,000                     0 /0                             -- /--
-------------------------------------------------------------------------------------------------------------------------------

(1) As part of the Company's spinout strategy, certain subsidiaries of the Company sold minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries and granted options to purchase shares of these subsidiaries to employees and directors of Thermo Electron companies as part of its compensation program. During 1999 and 2000, the Company effected a major reorganization that, among other things, resulted in the acquisition of the minority interest of substantially all of its subsidiaries that had minority investors and the assumption by the Company of the outstanding options to purchase shares of the subsidiaries. Outstanding options at year-end granted by these subsidiaries which were assumed by the Company have been restated in the table as options to purchase shares of the Company. Outstanding options at year-end to the named executive officers by the following subsidiaries had not been assumed by the Company as of year-end and are designated in the table as follows: Thermo Fibergen Inc. (designated in the table as TFG), Thermo Fibertek Inc. (designated in the table as TFT), ThermoLyte Corporation (designated in the table as TLT) and Thermo Trilogy Corporation (designated in the table as TRIL). Certain of the named executive officers exercised options to purchase shares of subsidiaries during 2000 prior to the merger of the subsidiary into the Company and these exercises are reported in the table opposite the abbreviated name of the subsidiary as follows: The Randers Killam Group Inc. (designated in the table as RGI), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Instrument Systems Inc. (designated in the table as THI), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), and ThermoRetec Corporation (designated in the table as THN).

(2) The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise. Amounts shown in this column do not represent actual sales transactions.

(3) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation and Thermo Trilogy Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. Generally, the shares acquired upon exercise of the options are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or another Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from two to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(4) Outstanding options held by Mr. Holt at year-end include options to purchase 929 shares of Common Stock that had been converted from options to purchase 2,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 872 shares of Common Stock that had been converted from options to purchase 2,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 963 shares of Common Stock that had been converted from options to purchase 4,000 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 775 shares of Common Stock that had been converted from options to purchase 2,000 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 1,762 shares of Common Stock that had been converted from options to purchase 1,200 shares of Thermo BioAnalysis Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 51,720 shares of Common Stock that had been converted from options to purchase 120,000 shares of Thermo Ecotek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 698 shares of Common Stock that had been converted from options to purchase 1,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 849 shares of Common Stock that had been converted from options to purchase 999 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 660 shares of Common Stock that had been converted from options to purchase 5,000 shares of ThermoLase Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 2,989 shares of Common Stock that had been converted from options to purchase 3,600 shares of Thermo Optek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 5,646 shares of Common Stock that had been converted from options to purchase 6,000 shares of ThermoQuest Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 1,550 shares of Common Stock that had been converted from options to purchase 2,000 shares of Thermo Sentron Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 562 shares of Common Stock that had been converted from options to purchase 1,023 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 78,900 shares of Common Stock that had been converted from options to purchase 200,000 shares of Thermo TerraTech Inc. upon the merger of that subsidiary into the Company in 2000;

and options to purchase 303 shares of Common Stock that had been converted from options to purchase 4,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(5) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.

(6) Outstanding options held by Mr. Melas-Kyriazi at year-end include include options to purchase 11,612 shares of Common Stock that had been converted from options to purchase 25,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 13,090 shares of Common Stock that had been converted from options to purchase 30,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 27,907 shares of Common Stock that had been converted from options to purchase 19,000 shares of Thermo BioAnalysis Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 2,411 shares of Common Stock that had been converted from options to purchase 3,000 shares of Thermo Coleman Corporation upon the merger of that subsidiary into the Company in 1999; options to purchase 698 shares of Common Stock that had been converted from options to purchase 1,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 139,131 shares of Common Stock that had been converted from options to purchase 163,686 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 4,615 shares of Common Stock that had been converted from options to purchase 5,000 shares of Thermo Power Corporation upon the merger of that subsidiary into the Company in 1999; options to purchase 33,216 shares of Common Stock that had been converted from options to purchase 40,000 shares of Thermo Optek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 23,528 shares of Common Stock that had been converted from options to purchase 25,000 shares of ThermoQuest Corporation upon the merger of that subsidiary into the Company in 2000; and options to purchase 4,091 shares of Common Stock that had been converted from options to purchase 54,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(7) Outstanding options held by Mr. Rainville at year-end include options to purchase 4,645 shares of Common Stock that had been converted from options to purchase 10,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 4,363 shares of Common Stock that had been converted from options to purchase 10,000 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 3,468 shares of Common Stock that had been converted from options to purchase 14,403 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 3,878 shares of Common Stock that had been converted from options to purchase 10,000 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 5,287 shares of Common Stock that had been converted from options to purchase 3,600 shares of Thermo BioAnalysis Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 3,493 shares of Common Stock that had been converted from options to purchase 5,000 shares of Thermo Information Solutions Inc. upon the merger of that subsidiary into the Company in 1999; options to purchase 8,526 shares of Common Stock that had been converted from options to purchase 10,031 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 1,320 shares of Common Stock that had been converted from options to purchase 10,000 shares of ThermoLase Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 7,474 shares of Common Stock that had been converted from options to purchase 9,001 shares of Thermo Optek Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 8,471 shares of Common Stock that had been converted from options to purchase 9,001 shares of ThermoQuest Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 5,425 shares of Common Stock that had been converted from options to purchase 7,000 shares of Thermo Sentron Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 9,862 shares of Common Stock that had been converted from options to purchase 25,000 shares of Thermo TerraTech Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 2,816 shares of Common Stock that had been converted from options to purchase 5,119 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000; and options to purchase 1,515 shares of Common Stock that had been converted from options to purchase 20,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

(8) Outstanding options held by Mr. Lewis at year-end include options to purchase 2,787 shares of Common Stock that had been converted from options to purchase 6,000 shares of Metrika Systems Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 5,818 shares of Common Stock that had been converted from options to purchase 13,334 shares of ONIX Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 385 shares of Common Stock that had been converted from options to purchase 1,599 shares of The Randers Killam Group Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 310 shares of Common Stock that had been converted from options to purchase 800 shares of Thermedics Detection Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 70,835 shares of Common Stock that had been converted from options to purchase 83,336 shares of Thermo Instrument Systems Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 264 shares of Common Stock that had been converted from options to purchase 2,000 shares of ThermoLase Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 21,176 shares of Common Stock that had been converted from options to purchase 22,500 shares of ThermoQuest Corporation upon the merger of that subsidiary into the Company in 2000; options to purchase 620 shares of Common Stock that had been converted from options to purchase 800 shares of Thermo Sentron Inc. upon the merger of that subsidiary into the Company in 2000; options to purchase 281 shares of Common Stock that had been converted from options to purchase 511 shares of ThermoTrex Corporation upon the merger of that subsidiary into the Company in 2000; and options to purchase 606 shares of Common Stock that had been converted from options to purchase 8,000 shares of Trex Medical Corporation upon the merger of that subsidiary into the Company in 2000. See "Relationship with Affiliates - Corporate Reorganization".

Defined Benefit Retirement Plan

     Thermo Web Systems Inc., a wholly owned subsidiary of Thermo Fibertek Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees. Mr. Rainville is the chief executive officer of Thermo Fibertek Inc. and the only executive officer of the Company who participates in the Retirement Plan. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $170,000 per year.

     Annual Compensation                        Years of Service
     -------------------      --------------------------------------------------
                                15         20         25        30         35
                              -------    -------    -------   -------    -------
         $100,000             $26,250    $35,000    $43,750   $48,125    $48,125
         $125,000             $32,813    $43,750    $54,688   $60,156    $60,156
         $150,000             $39,375    $52,500    $65,625   $72,188    $72,188
         $170,000             $44,625    $59,500    $74,375   $89,250    $89,250

     Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding retirement. For 2000, the annual compensation of Mr. Rainville recognized for plan purposes was $170,000. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville is 30, assuming retirement at age
65. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of the Company that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by the Company without cause or by the individual for good reason, as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding Common Stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are"continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron Common Stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998 and 1999, Thermo Electron authorized an executive retention agreement with each of Dr. Richard F. Syron, Mr. Brian D. Holt, Mr. Theo Melas-Kyriazi, Mr. William A. Rainville and Mr. Earl R. Lewis. These agreements provide that in the event the individual's employment is terminated under circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Dr. Syron, three times, and in the case of Messrs. Holt, Melas-Kyriazi, Rainville and Lewis, two times, the individual's highest annual base salary in any 12 month period during the prior five-year period, plus (b) in the case of Dr. Syron, three times, and in the case of Messrs. Holt, Melas-Kyriazi, Rainville and Lewis, two times, the individual's highest annual bonus in any 12-month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Dr. Syron, three years, and in the case of Messrs. Holt, Melas-Kyriazi, Rainville and Lewis, two years, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of the Company and its subsidiaries shall lapse in their entirety with respect to all options to purchase Common Stock, and all shares of restricted Common Stock, and all options to purchase the common stock, and all shares of restricted common stock, of Thermo Electron's subsidiaries that the individual holds as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Dr. Syron, $25,000, and in the case of Messrs. Holt, Melas-Kyriazi, Rainville and Lewis, $20,000, to be used toward outplacement services. These executive retention agreements supersede and replace any prior severance arrangements which these individuals may have had with Thermo Electron.

     Assuming that the severance benefits would have been payable as of December 30, 2000, the lump sum salary and bonus payment under such agreement to Dr. Syron, Mr. Holt, Mr. Melas-Kyriazi, Mr. Rainville and Mr. Lewis would have been approximately $5,760,000, $1,540,000, $1,040,000, $920,000 and $0, respectively.
In the event that payments under these agreements are deemed to be so-called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual.

     In January 2000, in connection with the adoption of the Company's reorganization plan, the human resources committee of the board of directors of the Company approved a retention arrangement for Mr. Holt, entitling him to a payment of two times his base salary if his employment is terminated with the Company for any reason other than for cause or he terminates his employment voluntarily. Mr. Holt, however, would not be entitled to severance payments under this arrangement if he were also entitled to severance payments under his executive retention agreement described above. In addition, in April 2000, Mr. Holt entered into a transaction bonus agreement with the Company providing that he will be entitled to receive a transaction bonus equal to 0.11% of the aggregate proceeds up to $410,000,000 from the sale of the energy and environment business units for which Mr. Holt is responsible, excluding Thermo Ecotek Corporation. If the aggregate sale prices exceed $410,000,000, Mr. Holt would be entitled to receive an additional bonus equal to 0.5% of the amount in excess of $410,000,000. Pursuant to this transaction bonus agreement, Mr. Holt has been paid $752,000 to date.

Employment Agreement with Dr. Richard F. Syron

     Dr. Richard F. Syron, chief executive officer and chairman of the board of directors of the Company, has an employment agreement with the Company (which has been amended to, among other things, extend its term until July 11, 2003) that provides for an annual base salary of $800,000 and for an annual incentive bonus, as determined by the board of directors of the Company, of at least $145,833 and $250,000, in calendar years 1999 and 2000, respectively, and at least $104,167 for the first five months of 2001. In addition, the agreement provides that on June 1 of each year that Dr. Syron remains employed by the Company he will be granted an award of shares of Common Stock having a market value at the time of grant of $200,000 based on the average of the closing prices of the Common Stock as reported on the New York Stock Exchange ("NYSE") for the five business days preceding and including the corresponding grant date and vesting on the third anniversary of each corresponding grant date. The agreement also provides for stock option awards to be granted to Dr. Syron at an exercise price equal to the average of the closing prices of the Common Stock on NYSE for the five business days including and preceding each corresponding grant date as follows: (i) on June 1, 1999, the Company granted Dr. Syron an option to purchase 1,000,000 shares of Common Stock, with transfer restrictions lapsing on the first three anniversaries of the grant date; and (ii) conditioned upon achieving certain objectives established by the board of directors of the Company, the Company will grant Dr. Syron additional stock options to purchase 260,000 shares of Common Stock on each of July 11, 2001, July 11, 2002 and July 11, 2003 vesting ratably on the first three anniversaries of the corresponding grant date.

     If Dr. Syron's employment is terminated by the Company without cause or by him for good reason, as those terms are defined in the agreement, he will be entitled to receive a termination payment determined as follows: if such termination occurs prior to July 11, 2001, an amount equal to three times the sum of his then current base salary plus $200,000; if such termination occurs on or after July 11, 2001 but prior to July 11, 2002, an amount equal to two times the sum of his then current base salary plus $200,000; and if such termination occurs on or after July 11, 2002, an amount equal to his then current base salary plus $200,000. In addition, the transfer restrictions on the restricted stock held by Dr. Syron would lapse and the outstanding stock options will be fully vested, remain exercisable for two years from the employment termination date (but in no event beyond the end of each option's exercise period), and be no longer subject to any transfer restrictions.

     If Dr. Syron's employment is terminated due to the expiration of the then-current term, he will be entitled to receive payment of an amount equal to his then current base salary plus $200,000, payable in 12 equal monthly installments. In addition, the outstanding vested stock options held by Dr. Syron on the expiration of the then current term of his agreement shall remain exercisable for two years from such date (but in no event beyond the end of each option's exercise period).

     The agreement also provides for an additional retention benefit to be payable to Dr. Syron if Mr. Marijn E. Dekkers is appointed chief executive officer and Dr. Syron's employment is terminated for any reason. If Dr. Syron is removed involuntarily from his position as chairman of the board of directors of the Company on or before July 10, 2004, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $3,200,000 and not more than $4,800,000, with a targeted mid-point of $4,000,000; if Dr. Syron voluntarily resigns his position as chairman of the board of directors of the Company on or before July 10, 2004, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $800,000 and not more than $1,200,000, with a targeted mid-point of $1,000,000; if Dr. Syron voluntarily resigns or is removed from his position as chairman of the board of directors of the Company after July 10, 2004 but before July 10, 2005, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $2,400,000 and not more than $3,600,000, with a targeted mid-point of $3,000,000; and if Dr. Syron voluntarily resigns or is removed from his position as chairman of the board of directors of the Company after July 10, 2005, such retention benefit shall have a lump sum value, as determined by the board of directors, of not less than $1,600,000 and not more than $2,400,000, with a targeted mid-point of $2,000,000. Dr. Syron may elect to receive the retention benefit in whole or in part in a lump sum distribution or an annuity purchased with such lump sum value. If the board of directors elects Mr. Dekkers as chief executive officer of the Company, Dr. Syron would continue to act as the Company's chairman of the board of directors under the terms of his agreement.

     Under the following conditions, additional vesting rules apply to stock options and restricted stock awards granted by the Company to Dr. Syron. If Dr. Syron's employment continues after July 10, 2003, but is terminated by him without good reason prior to July 10, 2004, then the outstanding unvested stock options held by Dr. Syron that were granted after March 14, 2001 shall be 50 percent vested, and 50 percent of the unvested restricted stock held by Dr. Syron shall be fully vested. Further, if Dr. Syron's employment continues to July 10, 2004, then the outstanding unvested stock options held by Dr. Syron that were granted after March 14, 2001 shall be fully vested, remain exercisable until they expire by their terms and the transfer restrictions on restricted stock held by Dr. Syron shall lapse.

Employment Agreement with Mr. Marijn E. Dekkers

     Mr. Marijn E. Dekkers, president and chief operating officer of the Company, has an employment agreement with the Company that provides for an annual base salary of $500,000 and for an annual incentive bonus in an amount equal to 60% of his base salary if he meets performance objectives established by the board of directors. In 2000, Mr. Dekkers is entitled to receive his incentive bonus without proration due to the commencement of his employment in July 2000. The agreement provides that, subject to the board of directors' satisfaction with his performance, Mr. Dekkers shall be appointed chief executive officer of the Company no later than January 11, 2003, the effective date of such appointment to be within six months following the board of directors' action.

     Upon commencing his employment, Mr. Dekkers received 60,000 shares of Common Stock (the "Restricted Stock") and was granted an option to purchase 900,000 shares of Common Stock exercisable at a price of $22.67 per share for a period of seven years from the grant date (the "Initial Option"). The Restricted Stock and the Initial Option are subject to transfer restrictions that lapse ratably each year over a three-year period commencing July 11, 2001 as long as Mr. Dekkers continues to be employed by the Company. Mr. Dekkers is also entitled to receive options to purchase 200,000 shares of Common Stock (the "Subsequent Options") on each of the first, second and third anniversaries of his hiring, provided he continues to be employed with the Company and he achieves financial and strategic performance objectives established by the board of directors. The exercise price of the Subsequent Options will be the average of the closing prices of the Common Stock on the New York Stock Exchange for the five business days preceding and including the date of each grant.

     If Mr. Dekkers' employment is terminated without cause or Mr. Dekkers terminates his employment for good reason (which includes the failure of the Company to appoint Mr. Dekkers as Chief Executive Officer), as those terms are defined in the agreement, he will be entitled to receive an amount equal to (i) a pro rata annual bonus payment for the year in which the termination occurs, plus (ii) any deferred compensation and accrued vacation, plus (iii) an amount equal to 4.8 times Mr. Dekkers then-current base salary. All of these amounts are payable in equal monthly installments over 36 months after his termination. Mr. Dekkers will also be entitled to retain his Restricted Stock and his Initial Option and any Subsequent Options granted, all transfer restrictions relating thereto will lapse in their entirety, and such stock options will continue to be exercisable until two years from the employment termination date (but in no event beyond the expiration date of the options). Mr. Dekkers employment agreement has a three-year term (expiring July 11, 2003) unless it is terminated in accordance with its terms.

Severance Agreement with Mr. Earl R. Lewis

     Effective July 10, 2000, the Company entered into an agreement with Mr. Earl R. Lewis regarding the termination of his employment with the Company as of October 31, 2000. Pursuant to the agreement, Mr. Lewis continued to receive salary payments based on his then-current annual base salary through October 31, 2000, as well as his bonus for 2000 of $400,000. Mr. Lewis also received a lump sum severance payment of $1,365,000, representing two times his then-current annual base salary, plus his annual executive automobile and supplemental medical reimbursement amounts, and his 1999 bonus. The severance payment was reduced by approximately $155,000 which represented amounts owed by Mr. Lewis under the Thermo Optek Corporation Stock Holding Assistance Plan. Stock options previously granted to Mr. Lewis that were not vested as of October 31, 2000 (except options to purchase shares of Spectra Physics Lasers Inc. and FLIR systems, Inc.), were cancelled and all options that were vested as of that date continued to be exercisable by Mr. Lewis in accordance with their terms. Mr. Lewis also retained 5,280 shares of Common Stock that were subject to restrictions on transfer, which restrictions lapsed on October 31, 2000. Pursuant to the agreement, Mr. Lewis resigned all positions as an officer and director of the Company and each of its subsidiaries and affiliated companies effective July 10, 2000 (except as a director of Spectra-Physics Lasers, Inc. and FLIR Systems, Inc. and as president of Spectra-Physics Holdings USA, Inc., which position he resigned as of July 14, 2000). Mr. Lewis also agreed that until October 31, 2002, he would not compete directly or indirectly with the Company as a stockholder, investor, partner, director, officer, employee or consultant of a competitor (as that term is defined in the agreement).

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Company's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee has developed compensation policies that are designed to reward and motivate executives in achieving long-term value for stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Company's objectives, to recognize individual contributions as well as the performance of the Company and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is also evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Company consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation ("bonus"), which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the named executive officers is described below. For its review of the compensation of other officers of the Company, the Committee follows a substantially similar process.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation ("bonus"). The annual cash incentive paid to an executive varies from year to year based on the performance of the Company and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a base salary and target incentive. The base salary is intended to approximate the median of competitive market data for similar positions at organizations that are of comparable size and complexity as the Company. The target incentive is a percentage of the base salary and is determined based on the salary level and position of the executive within the Company.

     Base Salary. Generally, executive salaries are adjusted to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Company. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities.

     Annual Incentive Compensation ("Bonus"). The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Company and the executive. The Committee evaluates performance (1) by using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Company's long-term objectives. In fiscal 2000, the financial measures used by the Committee were revenues, division income and asset management for the Company and certain subsidiaries for which the named executive officers are responsible. The financial measures assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The financial measures do not represent financial targets that are met, not met or exceeded. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization, as well as the objectives for the business for which the executive is responsible. The incentive compensation awarded to each named executive officer (other than the chief executive officer, which is discussed below under the caption "2000 CEO Compensation") for fiscal 2000 reflected the financial performance of the businesses of the Company for which they were responsible, as well as the Company as a whole.

     Long-Term Incentive Compensation

     The Committee and management believe that awards of stock-based compensation of the Company accomplish many objectives. The award of stock-based compensation to key employees encourages equity ownership in the Company, closely aligns management's interests to the interests of all the stockholders, and results in management's compensation being closely linked to stock performance.

     In determining the appropriate number of awards, the Committee considers the prevailing compensation practices of competitive companies and competitive market data for the position and salary level of each executive officer. Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards may be made periodically as deemed appropriate by the Committee. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award.

Stock Ownership Policy

     The Committee has established a stock holding policy for the chief executive officer of the Company that requires him to own a multiple of his compensation in shares of the Company's Common Stock. The multiple is one times his annual base salary and reference incentive compensation for the fiscal year in which he achieves compliance. The chief executive officer has three years from the date of his appointment to achieve this ownership level.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company is authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market. Any loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding for the chief executive officer under this program in 2000. See "Relationship with Affiliates - Stock Holding Assistance Plan".

Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to named executive officers in excess of $1,000,000, unless the compensation qualified as "performance-based" or is otherwise exempt from
Section 162(m).

     The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Company. The Company has modified its stock-based compensation plans in which its named executive officers participate in order to qualify for the deduction. However, the Committee has not adopted modifications to its cash compensation program that would avail the Company of the deduction. Although the cash compensation reported for fiscal 2000 for the chief executive officer of the Company exceeded $1,000,000 and is expected to exceed $1,000,000 in future periods, the Committee does not believe that the modifications necessary to preserve the deductibility of cash compensation in excess of that amount are warranted at this time. The Committee will continue to monitor the potential effect of Section 162(m) on the Company.

2000 CEO Compensation

     The Committee determines the compensation for the Company's chief executive officer. The determinations of the Committee as to the compensation of the chief executive officer are subject to review by the entire board of directors. The board of directors concurred in the decisions of the Committee with respect to 2000 compensation.

     The Company's chief executive officer, Dr. Richard F. Syron, was appointed effective June 1, 1999, and in connection with his appointment, the Company entered into an employment agreement with Dr. Syron that set forth his minimum cash compensation for the three-year term of the agreement, and also provided for the award of restricted stock and employee stock options. See "Executive Compensation - Employment Agreement with Dr. Richard F. Syron" for a description of this agreement.

     In 2000, the Committee consulted with its outside compensation consultants and reviewed competitive market data to determine Dr. Syron's salary for fiscal 2000. Dr. Syron's bonus for fiscal 2000 was determined by the Committee using the same criteria as described above for other executive officers. The Committee's subjective evaluation of Dr. Syron's performance considered, among other things, his leadership and effectiveness in furthering the Company's business and financial objectives and in succession planning.

     In January 2000, in connection with the adoption of the Company's reorganization plan, the Committee approved a retention arrangement for Dr. Syron that awarded him 50,000 shares of restricted Common Stock that would vest in equal installments over the next three years. The award of 10,800 shares of restricted Common Stock in June 2000 was granted pursuant to the terms of his employment agreement. Upon the appointment of the Company's chief operating officer, Dr. Syron was awarded 25,000 shares of restricted Common Stock and options to purchase 300,000 shares of Common Stock. Each award vests in equal installments over three years.

                         Mr. Frank Jungers (Chairman)
                           Dr. Samuel W. Bodman III
                              Mr. Peter O. Crisp
                             Mr. Robert W. O'Leary

                            AUDIT COMMITTEE REPORT

     The role of the audit committee is to assist the board of directors in its oversight of the Company's financial reporting process.

     As set forth in the audit committee's charter, attached as Appendix A to this proxy statement, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 30, 2000, with management and the company's independent auditors, Arthur Andersen LLP. The audit committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The audit committee has received from Arthur Andersen LLP the letter and written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Arthur Andersen LLP the auditors' independence. The audit committee has considered whether the provision of professional services for financial information systems design and implementation and other non-audit services by Arthur Andersen LLP is compatible with maintaining the auditors' independence.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

     Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee's charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000 filed with the Securities and Exchange Commission.

                        Mr. Robert A. McCabe, Chairman
                           Dr. Elias P. Gyftopoulos
                               Mr. Jim P. Manzi

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the Standard & Poor's 500 Index (the "S&P 500") and the Standard & Poor's High Technology Composite Index (the "S&P High Tech"). In the past, the Company has also compared its performace to a peer group composed of the following companies: Corning Inc., Eaton Corp., Minnesota Mining and Manufacturing Co., The Perkin-Elmer Corp., Rockwell International Corp., TRW Inc., Tektronix, Inc., Texas Instruments Incorporated, United Technologies Corp. and Varian Associates, Inc. (the "Former Peer Group"). In 2000, the Company completed a major reorganization and refocused its business on its instrumentation products and systems. The Company believes that the S&P High Tech Index is a more appropriate comparison of its performance to its peer companies and will discontinue the comparison to the Former Peer Group in future.

      Comparison of Total Return Among Thermo Electron Corporation (TMO),

the Standard & Poor's 500 Index (S&P 500), the Standard & Poor's High Technology

           Composite Index (S&P High Tech) and the Former Peer Group


                                   [GRAPHIC]

------------------------------------------------------------------------------------------------------------------
                         12/29/95       12/27/96         1/2/98          12/31/98       12/31/99         12/29/00
------------------------------------------------------------------------------------------------------------------
TMO                        100            109             125               49             43               86
------------------------------------------------------------------------------------------------------------------
S&P 500                    100            126             165              211             255              232
------------------------------------------------------------------------------------------------------------------
S&P High Tech              100            143             181              305             534              321
------------------------------------------------------------------------------------------------------------------
Former Peer Group          100            135             149              176             294              335
------------------------------------------------------------------------------------------------------------------



     The total return for the Company's Common Stock (TMO), the S&P 500, the S&P High Tech and the Former Peer Group assumes the reinvestment of dividends, although cash dividends have not been declared on the

Company's Common Stock. The Company's Common Stock is traded on the New York Stock Exchange under the ticker symbol "TMO".

                         RELATIONSHIP WITH AFFILIATES

     Effective February 21, 2000, the Company entered into an agreement with Mr. John N. Hatsopoulos, the Company's former president and chief financial officer, regarding the termination of his consulting arrangement with the Company. The agreement provided for a lump sum payment to Mr. Hatsopoulos of $1,958,333 representing the balance of the compensation payable to him under the consulting agreement, which was scheduled to end on December 31, 2003. The agreement also provides for continuing health insurance coverage for Mr. Hatsopoulos and his dependents, the provision of certain office-related services and $100,000 per year to cover anticipated expenses, through December 31, 2003. Also, stock options previously granted to Mr. Hatsopoulos that were, as of February 21, 2000, not "in-the-money" or "in-the-money" but for which the Company's or its subsidiaries' repurchase rights had not lapsed, will continue to be exercisable through December 31, 2003, subject to certain resale restrictions that would lapse with the passage of time. All options that would have vested after that date would be cancelled unless there occurs on or before such date a change of control of the Company that would have accelerated the vesting under their original terms, in which event the options would be exercisable to the extent their vesting has been so accelerated. Pursuant to the agreement, Mr. J. Hatsopoulos retired as a director of the Company and of each of its subsidiaries, effective February 21, 2000.

     Effective March 31, 2000, the Company entered into an agreement with Dr. George N. Hatsopoulos, the Company's founder and former chairman and chief executive officer, pursuant to which he will be employed by the Company on a half-time basis until March 31, 2002, and thereafter until March 31, 2004, he would serve as a consultant to the Company. During the two-year employment period, Dr. Hatsopoulos would receive a salary of $500,000 per year. He was also paid a bonus for the period January 1, 2000, to March 31, 2000, of $150,000. During the consulting period, Dr. Hatsopoulos would be paid $500,000 per year. Under the agreement, stock options previously granted to Dr. Hatsopoulos that
(i) were, as of March 31, 2000, either not "in-the-money," or "in-the-money" but for which the Company's or its subsidiaries' repurchase rights would not have lapsed as of March 31, 2002, would continue to be exercisable through March 31, 2004, subject to certain resale restrictions that would lapse with the passage of time and (ii) are scheduled to vest after March 31, 2004 would be forfeited, unless there occurs on or before such date a change of control of the Company that would have accelerated the vesting under their original terms, in which event the options would be exercisable to the extent their vesting has been so accelerated. The Company also agreed to waive existing resale restrictions tied to Dr. Hatsopoulos' retirement on shares of the Company's Common Stock previously acquired by Dr. Hatsopoulos pursuant to the exercise of certain stock options. Simultaneously with entering into this agreement, Dr. Hatsopoulos retired from the Boards of Directors of the Company and its subsidiaries.

Corporate Reorganization

     During 1999 and 2000, the Company completed a major reorganization plan under which, among other things, it acquired the minority interest in substantially all of its subsidiaries that have minority investors. The consideration paid to the stockholders in each of these completed transactions is as follows:

Cash Transactions
-----------------

     Subsidiary                                    Per Share Cash Payment
     ----------                                    ----------------------

     Thermo Voltek Corp.                                 $  7.00

     Thermo Power Corporation                            $ 12.00

     ThermoSpectra Corporation                           $ 16.00

     Thermo Vision Corporation                           $  7.00

     Thermo Sentron Inc.                                 $ 15.50

     Thermedics Detection Inc.                           $  8.00

     ONIX Systems Inc.                                   $  9.00

     Thermo BioAnalysis Corporation                      $ 28.00

     Thermo Coleman Corporation                          $ 10.50

     Thermo Information Solutions Inc.                   $ 10.00

     Trex Communications Corporation                     $  4.00

     Metrika Systems Corporation                         $  9.00

     ThermoQuest Corporation                             $ 17.00

     Thermo Optek Corporation                            $ 15.00

     ThermoRetec Corporation                             $  7.00

     The Randers Killam Group Inc.                       $  4.50

     Trex Medical Corporation                            $  2.15

Stock Transactions

     Subsidiary                                      Exchange Ratio*
     ----------                                      ---------------

     Thermo Instrument Systems Inc.                         0.85

     Thermedics Inc.                                        0.45

     Thermo Ecotek Corporation                             0.431

     Thermo TerraTech Inc.                                0.3945

     ThermoLase Corporation                                0.132

     ThermoTrex Corporation                               0.5503

*The Exchange Ratio represents the number of shares of Common Stock that were exchanged for each share of the relevant subsidiary's common stock.

Executive Officer and Director Participation in Cash Transactions

     Executive officers and directors of the Company who held shares of common stock in the subsidiaries listed above under "Cash Transactions" received the same cash consideration per share of subsidiary stock as all other stockholders of such subsidiaries. In addition, the executive officers' and directors' options to acquire shares of such subsidiaries' common stock, for which the granting corporation's repurchase rights had not lapsed ("unvested options"), were automatically assumed by either the acquiring corporation or Thermo Electron, as applicable, and converted into options to purchase shares of the acquiring corporation's common stock or the Common Stock on the same terms as were applicable to all the other holders of such subsidiary's options, as described below. In the case of options to acquire shares of such subsidiaries' common stock, for which the granting corporation's repurchase rights had lapsed ("vested options"), the holders were given the opportunity to elect either to convert the options into vested options to acquire shares of the acquiring corporation's common stock or the Common Stock, as applicable, or to receive cash at the applicable cash transaction price less the applicable exercise price, on the same terms as were applicable to all the other holders of such subsidiary's options.

     Vested and unvested options that were assumed by the acquiring corporation or the Company in these transactions generally were converted as follows: The number of shares of the acquiring corporation's common stock or the Common Stock underlying each assumed option equaled the number of shares of subsidiary common stock underlying the option before the transaction, multiplied by the applicable "cash exchange ratio" described below, rounded down to the nearest whole number of shares of the acquiring corporation's common stock or the Common Stock. The exercise price for each assumed option was calculated by dividing the exercise price of the subsidiary stock option before the transaction by the applicable "cash exchange ratio" described below, rounded up to the nearest whole cent. The applicable "cash exchange ratio" for each transaction was a fraction, the numerator of which was the cash price listed in the chart at the beginning of this subsection (the "Chart") and the denominator of which was the closing price of the acquiring corporation's common stock or the Common Stock, as applicable, on the day preceding the effective date of the transaction.

     Additionally, certain directors participated in the deferred compensation plans of the various subsidiaries. On the effective date of each of the completed cash transactions listed above, each of the affected subsidiaries' deferred compensation plans terminated and the participants received cash in an amount equal to the balance of such participant's stock units credited to his or her account under the respective deferred compensation plan, multiplied by the cash price listed in the Chart. Any such stock units held by directors are included in their stock ownership information described below.

     In the Thermo Voltek Corp. transaction, Dr. Gyftopoulos, Mr. McCabe and Mr. Melas-Kyriazi received a cash payment of $7.00 per share for 1,000, 1,800 and 5,581 shares of common stock of Thermo Voltek Corp. held by such individuals, respectively. Additionally, Mr. Crisp and Dr. Gyftopoulos held options to acquire 2,250 and 2,750 shares of Thermo Voltek Corp. common stock, respectively, that were converted into options to acquire shares of common stock of Thermedics Inc.

     In the Thermo Power Corporation transaction, Mr. Crisp, Dr. Gyftopoulos, Mr. Lewis, Mr. McCabe and Mr. Melas-Kyriazi received a cash payment of $12.00 per share for 31,165, 3,925, 2,500, 8,629 and 4,988 shares of common stock of Thermo Power Corporation held by such individuals, respectively. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi and Ms. Olayan held options to acquire 1,000, 3,000, 10,000, 3,000, 5,000 and 3,000 shares of Thermo Power Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Crisp and Mr. Jungers elected to receive cash payments, as described above, for their options to purchase 4,500 and 3,000 shares of Thermo Power Corporation common stock, respectively, and received payments of $13,414 and $11,850, respectively, for such options.

     In the ThermoSpectra Corporation transaction, Dr. Gyftopoulos, Mr. Lewis and Mr. Melas-Kyriazi received a cash payment of $16.00 per share for 1,022, 5,000 and 13,600 shares of common stock of ThermoSpectra Corporation held by such individuals, respectively. Additionally, Dr. Gyftopoulos, Mr. Jungers, Mr. Lewis, Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 15,000, 1,500, 50,000, 64,200 and 10,000 shares of ThermoSpectra Corporation common stock, respectively, that were converted into options to acquire shares of common stock of Thermo Instrument Systems Inc., as described above. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Keiser, Mr. McCabe and Ms. Olayan elected to receive cash payments, as described above, for their options to purchase 1,000, 6,000, 1,500, 1,500 and 1,000 shares of ThermoSpectra Corporation common stock, respectively, and received payments of $6,000, $36,000, $9,000, $9,000 and $6,000, respectively, for such options.

     In the Thermo Vision Corporation transaction, Dr. Gyftopoulos, Mr. Jungers, Mr. Lewis and Mr. McCabe received a cash payment of $7.00 per share for 1,061, 1,400, 17,720 and 1,120 shares of common stock of Thermo Vision Corporation held by such individuals, respectively. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary and Mr. Rainville held options to acquire 1,000, 15,000, 1,500, 1,000, 1,500, 25,000, 1,000, 70,000, 1,000, 1,000 and 7,500 shares of
Thermo Vision Corporation common stock, respectively, that were converted into options to acquire shares of common stock of Thermo Instrument Systems Inc., as described above.

     In the Thermo Sentron Inc. transaction, Mr. McCabe received a cash payment of $15.50 per share for 2,000 shares of common stock of Thermo Sentron Inc. held by Mr. McCabe. Additionally, Mr. Holt, Mr. John T. Keiser, formerly a chief operating officer of the Company, Mr. Lewis, and Mr. Rainville held options to acquire 2,000, 19,500, 2,000 and 7,000 shares of Thermo Sentron Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermedics Detection Inc. transaction, Dr. Gyftopoulos and Mr. Lewis received a cash payment of $8.00 per share for 600 and 3 shares of common stock of Thermedics Detection Inc. held by such individuals, respectively. Additionally, Mr. Holt, Mr. Keiser, Mr. Lewis and Mr. Rainville held options to acquire 2,000, 17,000, 2,000 and 10,000 shares of Thermedics Detection Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the ONIX Systems Inc. transaction, Mr. Jungers and Mr. Lewis received a cash payment of $9.00 per share for 10,000 and 2,333 shares of common stock of ONIX Systems Inc. held by such individuals, respectively.

Also, Crescent International Holdings Ltd., a member of the Olayan Group that is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father, received a cash payment of $9.00 per share for 16,666 shares of common stock of ONIX Systems Inc. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. Additionally, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 2,000, 30,000, 2,000, 33,333, 30,000 and 10,000 shares of ONIX Systems Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermo BioAnalysis Corporation transaction, Dr. Gyftopoulos, Mr. Jungers, Mr. Lewis and Mr. McCabe received a cash payment of $28.00 per share for 15,254, 2,000, 22,500 and 1,500 shares of common stock of Thermo BioAnalysis Corporation held by such individuals, respectively. Additionally, Mr. Holt, Mr. Lewis, Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 2,000, 34,250, 19,000 and 3,600 shares of Thermo BioAnalysis common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Lewis and Mr. Rainville elected to receive cash payments, as described above, for their options to purchase 15,750 and 2,400 shares of Thermo BioAnalysis common stock, respectively, and received payments of $258,000 and $43,200, respectively, for such options.

     Mr. Keiser and Mr. Melas-Kyriazi held options to purchase 30,000 and 3,000 shares of common stock of Thermo Coleman Corporation, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermo Information Solutions Inc. transaction, Mr. Jungers received a cash payment of $10.00 per share for 2,000 shares of common stock of Thermo Information Solutions Inc. held by Mr. Jungers. In addition, a trust of which Mr. McCabe and members of his family are trustees received a cash payment of $10.00 per share for 12,000 shares of common stock of Thermo Information Solutions held by such trust. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan and Mr. Rainville held options to acquire 1,500, 1,500, 1,000, 1,500, 1,000, 1,000, 1,500, 1,000, 1,500 and 5,000 shares of Thermo Information
Solutions common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Trex Communications Corporation transaction, Mr. Jungers received a cash payment of $4.00 per share for 5,000 shares of common stock of Trex Communications Corporation held by Mr. Jungers. In addition, a trust of which Mr. McCabe and members of his family are trustees received a cash payment of $4.00 per share for 12,500 shares of common stock of Trex Communications held by such trust. Also, Crescent International Holdings Ltd., a member of the Olayan Group that is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father, received a cash payment of $4.00 per share for 125,000 shares of common stock of Trex Communications. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary and Mr. Rainville held options to acquire 1,000, 1,000, 2,000, 1,000, 2,000, 2,000, 2,000, 1,000, 1,000 and 10,000 shares of Trex
Communications common stock, respectively, that were converted into options to acquire shares of common stock of ThermoTrex Corporation, as described above.

     In the Metrika Systems Corporation transaction, Mr. Holt, Mr. Keiser, Mr. Lewis, Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 2,000, 12,000, 20,000, 25,000 and 10,000 shares of Metrika Systems Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the ThermoQuest Corporation transaction, Mr. Jungers and Mr. Lewis received a cash payment of $17.00 per share for 3,650 and 10,000 shares of common stock of ThermoQuest Corporation held by such individuals, respectively. Mr. Holt, Mr. Jungers, Mr. Lewis, Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 6,000, 45,000, 105,000, 25,000 and 9,000 shares of
ThermoQuest Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Lewis and Mr. Rainville elected to receive cash payments, as described above, for their options to purchase 20,000 and 6,000 shares of ThermoQuest Corporation common stock, respectively, and received payments of $80,000 and $24,000, respectively, for such options.

     In the Thermo Optek Corporation transaction, Mr. Lewis and Mr. McCabe received a cash payment of $15.00 per share for 27,000 and 13,790 shares of common stock of Thermo Optek Corporation held by such individuals, respectively. In addition, a trust of which Mr. McCabe and members of his family are trustees received a cash payment of $15.00 per share for 5,000 shares of common stock of Thermo Optek Corporation held by such trust. Mr. Holt, Mr. Lewis, Mr. McCabe,
Mr. Melas-Kyriazi and Mr. Rainville held options to acquire 6,000, 168,750, 45,000, 40,000 and 9,000 shares of Thermo Optek Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Lewis and Mr. Rainville elected to receive cash payments, as described above, for their options to purchase 56,250 and 6,000 shares of Thermo Optek Corporation common stock, respectively, and received payments of $254,813 and $27,180, respectively, for such options.

     In the ThermoRetec Corporation transaction, Mr. Jungers, Mr. Rainville and Dr. Gyftopoulos received a cash payment of $7.00 per share for 10,500, 1,500 and 1,831 shares of common stock of ThermoRetec Corporation held by such individuals, respectively. Dr. Gyftopoulos held options to acquire 29,600 shares of ThermoRetec Corporation common stock that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Rainville elected to receive a cash payment, as described above, for his options to purchase 22,500 shares of ThermoRetec Corporation common stock and received a payment of $1,575 for such options.

     In The Randers Killam Group Inc. transaction, Mr. Holt, Mr. Keiser, Mr. Lewis and Mr. Rainville held options to acquire 4,000, 4,000, 4,000 and 14,400 shares of The Randers Killam Group Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above. Additionally, Mr. Rainville elected to receive a cash payment, as described above, for his options to purchase 9,600 shares of The Randers Killam Group Inc. common stock and received a payment of $4,800 for such options.

     In the Trex Medical Corporation transaction, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe and Ms. Olayan received a cash payment of $2.15 per share for 3,340, 650, 6,050 and 11,654 shares of common stock of Trex Medical Corporation held by such individuals, respectively. Also, Olayan America Corporation, a member of the Olayan Group that is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father, received a cash payment of $2.15 per share for 350,000 shares of common stock of Trex Medical Corporation. Ms. Olayan disclaims beneficial ownership of the shares owned by Olayan America Corporation. Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe,
Mr. Melas-Kyriazi, Ms. Olayanand Mr. Rainville held options to acquire 1,500, 41,000, 4,000, 1,000, 20,000, 32,000, 1,000, 54,000, 41,000, and 20,000 shares of Trex Medical Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

Executive Officer and Director Participation in Stock Transactions

     Executive officers and directors of the Company who held shares of common stock in the subsidiaries listed above under "Stock Transactions" received the same Common Stock consideration per share of subsidiary stock as all other stockholders of such subsidiaries. In addition, certain executive officers and directors of the Company held options to acquire shares of common stock of the subsidiaries listed above, which options were treated in the same manner as options held by other employees.

     In general, vested and unvested options that were assumed by Thermo Electron in the stock transactions referenced above were converted as follows: the number of shares of Common Stock underlying each assumed option was calculated to be equal to the number of shares of subsidiary common stock underlying the option before the transaction, multiplied by the applicable exchange ratio set forth in the Chart, rounded down to the nearest whole number of shares of Common Stock. The exercise price for each assumed option was calculated by dividing the exercise price of the subsidiary stock option before the transaction by the applicable exchange ratio set forth in the Chart, rounded up to the nearest whole cent.

     Additionally, certain directors participated in the deferred compensation plans of the various subsidiaries. On the effective date of each of the stock transactions listed above, each of the affected subsidiaries' deferred compensation plans was assumed by the Company, and the stock units credited to each participant's account under the respective deferred compensation plans was converted into stock units for Common Stock at the exchange ratio set forth in the Chart.

     In the Thermo Instrument Systems Inc. transaction, Dr. Gyftopoulos, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe and Mr. Melas-Kyriazi received 0.85 share of Common Stock per share for 48,256, 14,969, 83,900, 27,418, 38,921 and
19,028 shares of common stock of Thermo Instrument Systems Inc. held by such individuals, respectively. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe,

Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary and Mr. Rainville held options to acquire 666, 38,125, 999, 7,927, 71,311 392,642, 5,817, 163,686, 666, 666 and
10,031 shares of Thermo Instrument Systems Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermedics Inc. transaction, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe and Mr. Melas-Kyriazi received 0.45 share of Common Stock per share for 37,076, 5,548, 3,000, 6,793, 3, 24,498 and
11,861 shares of common stock of Thermedics Inc. held by such individuals, respectively. Additionally, Mr. Crisp, Dr. Gyftopoulos and Mr. Keiser held options to acquire 5,300, 1,750 and 187,100 shares of Thermedics Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermo Ecotek Corporation transaction, Mr. Crisp, Mr. Holt, Mr. Jungers, and Mr. Rainville received 0.431 share of Common Stock per share for 2,941, 5,600, 44,511 and 4,467 shares of common stock of Thermo Ecotek Corporation held by such individuals, respectively. Additionally, Mr. Holt and Mr. Jungers held options to acquire 210,000 and 4,000 shares of Thermo Ecotek Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the Thermo TerraTech Inc. transaction, Mr. McCabe and Mr. Melas-Kyriazi received 0.3945 share of Common Stock per share for 2,160 and 618 shares of common stock of Thermo TerraTech Inc. held by such individuals, respectively. Additionally, Mr. Holt and Mr. Rainville held options to acquire 250,000 and 25,000 shares of Thermo TerraTech Inc. common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the ThermoLase Corporation transaction, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe and Mr. Melas-Kyriazi received 0.132 share of Common Stock per share for 3,097, 1,300, 1,976 and 5,217 shares of common stock of ThermoLase Corporation held by such individuals, respectively. Additionally, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Lewis and Mr. Rainville held options to acquire 250, 62,400, 5,000, 5,000 and 10,000 shares of ThermoLase Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

     In the ThermoTrex Corporation transaction, Mr. Jungers, Mr. McCabe, Mr. Rainville and Mr. Melas-Kyriazi received 0.5503 share of Common Stock per share for 6,500, 5,500, 1,797 and 6,472 shares of common stock of ThermoTrex Corporation held by such individuals, respectively. Additionally, Mr. Crisp, Mr. Holt, Mr. Keiser, Mr. Lewis, and Mr. Rainville held options to acquire 4,200, 1,023, 91,023, 1,023 and 5,119 shares of ThermoTrex Corporation common stock, respectively, that were converted into options to acquire shares of Common Stock, as described above.

Stock Holding Assistance Plan

     The Committee has established a stock holding policy for the chief executive officer of the Company that requires him to own a multiple of his compensation in shares of the Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Company may make interest-free loans to executive officers, to enable them to purchase Common Stock in the open market. No loans were outstanding under this program in 2000.

     The Company's publicly traded, majority-owned subsidiaries adopted similar stock holding policies for their chief executive officers, along with stock holding assistance plans. The stock holding assistance plans are intended to assist chief executive officers in complying with the stock holding policies, and provide for interest-free loans to enable those officers to purchase shares of common stock in the open market. Certain of the named executive officers of the Company are the chief executive officers of these subsidiaries and are required to comply with the subsidiary's stock holding policies. Mr. William A. Rainville, a chief operating officer of the Company, is also the chief executive officer of Thermo Fibertek Inc. In 1996, Mr. Rainville received a loan in the principal amount of $118,104 under the Thermo Fibertek Inc. stock holding assistance plan to purchase 10,000 shares of the common stock of Thermo Fibertek Inc. of which amount $72,503 was outstanding as of December 30, 2000. Mr. Rainville's loan is payable on the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the human resources committee of the board of directors of Thermo Fibertek Inc. In 1996, Mr. Earl R. Lewis, then the chief executive officer of Thermo Optek Corporation, a former majority-owned subsidiary of the Company, received a loan in the principal amount of $194,029 under the Thermo Optek Corporation stock holding assistance plan to purchase 15,000 shares of the common stock of Thermo Optek Corporation. Mr. Lewis' loan was repaid in full during 2000. Except for Thermo Fibertek Inc., the subsidiary stock holding assistance plans were discontinued during 2000.

                                  PROPOSAL 2

              PROPOSAL TO APPROVE THE 2001 EQUITY INCENTIVE PLAN

     In March 2001, the board of directors adopted the 2001 equity incentive plan (the "2001 Plan") and reserved five million shares of Common Stock for issuance under the plan. The board of directors is recommending that the stockholders approve the 2001 Plan at this meeting.

     The board of directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel, and does not believe that the shares currently available under its stock-based incentive plans are sufficient to meet this need. As of March 27, 2001, the number of shares of the Common Stock available for future grant under the Company's stock-based incentive plans (including all stockholder-approved and non-approved plans) were 1,292,783 shares and options to purchase 20,412,451 shares of Common Stock were outstanding under all of the Company's stock-based incentive plans, representing total potential dilution under all of these plans of approximately 10.6%. The additional shares represented by the 2001 Plan would increase potential stockholder dilution to a total of approximately 12.7%.

     For these reasons, the board of directors believes stockholder approval of the 2001 Plan is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

     The closing price per share on the New York Stock Exchange of the Common Stock on April 9, 2001 was $22.55.

Summary of the 2001 Plan

     The following summary of the terms of the 2001 Plan is qualified in its entirety by reference to the plan.

     Administration; Eligible Participants. The 2001 Plan is administered by the board of directors of the Company (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board may delegate all of its responsibilities under the 2001 Plan to a committee composed of members of the Board (the "Committee").

     Employees and directors of, and consultants to, the Company and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Company and its subsidiaries, selected by the Board, are eligible to participate in the 2001 Plan. The Company employs approximately 13,000 persons in its continuing operations, and all such employees would be eligible to participate in the 2001 Plan, including the Company's executive officers and outside directors. The granting of awards under the 2001 Plan is discretionary, and the Company cannot determine the number or type of awards to be granted in the future to any particular person or group.

     Shares Subject to the 2001 Plan; Use of Proceeds. The number of shares reserved under the 2001 Plan is subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Company, satisfied by a cash payment by the Company or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

     The proceeds received by the Company from transactions under the 2001 Plan are used for the general purposes of the Company. Shares issued under the 2001 Plan may be authorized but unissued shares, or shares reacquired by the Company and held in its treasury.

     Types of Awards; Limitations on Awards. The 2001 Plan permits the Board to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Board. Without limiting the foregoing, the types of awards may include stock options, restricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the 2001 Plan, and loans to participants in connection with awards.

     The following limitations apply to awards under the 2001 Plan. Options must be granted at an exercise price that may not be less than 100% of the fair market value of the Common Stock on the date of grant and may not be granted for a term in excess of ten years. The Board may not reprice any outstanding awards granted under the 2001 Plan or any other stock-based compensation plan of the Company. The maximum number of shares with respect to which an award may be granted to any participant under the 2001 Plan may not exceed 1,500,000 shares per calendar year. The maximum number of shares of Common Stock that may be issued pursuant to all awards that are not stock options, including without limitation restricted stock awards, may not exceed 500,000 shares in any calendar year. If a stock split is subsequently effected, the number of shares of Common Stock available under the 2001 Plan and each of the share limits described in the preceding sentences would be adjusted accordingly.

     Stock Options. Awards under the 2001 Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price. Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code, or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Board, but may not be less than 100% of the fair market value per share of Common Stock on the date of grant.

     The term of each option is fixed by the Board, but may not exceed ten years. The Board also determines at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board. The Board may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the 2001 Plan, the option holder will receive shares of restricted stock or deferred stock awards.

     The exercise price of options granted under the 2001 Plan must be paid in full by check or other instrument acceptable to the Board or, if the Board so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Board expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Company payable on terms acceptable to the Board, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Company to pay the exercise price, or some combination of these methods.

     Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code. Incentive stock options may be granted only to employees of the Company and its subsidiaries. The exercise price of an incentive stock option or any option intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the 2001 Plan after the tenth anniversary of the date the Board adopted the 2001 Plan and the latest date on which an incentive stock option may be exercisable is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of stockholders owning more than ten percent (10%) of the Company's Common Stock.

     Restricted Stock. The Board may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall be determined by the Board, but may not be less than the par value of those shares.

     Generally, if a participant who holds shares of restricted stock fails to satisfy certain restrictions or other conditions as may be determined by the Board (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Company will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Board as specifically set forth in the instrument evidencing the award. The Board may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award. Generally, restricted stock awards vest over three years.

     Deferred Stock. The Board may also make deferred stock awards under the 2001 Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Board specifies. The Board may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

     Performance Awards. The Board may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Company performance goals over a fixed or determinable period or on such other conditions as the Board shall determine.

     Loans and Supplemental Grants. The Board may authorize a loan from the Company to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Board, may be either secured or unsecured, and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Board shall determine. In connection with any award, the Board may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

     Payment of Purchase Price. Except as otherwise provided in the 2001 Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Board, provided that the purchase price of Common Stock shall not be less than its par value. The Board may determine the method of payment for Common Stock acquired pursuant to the 2001 Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Board may, upon the request of a participant, defer the date on which payment under any award will be made.

     Change in Control Provisions. Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Company as defined in the 2001 Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Company. Generally, any of the following events shall be considered a "Change in Control": (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     Nature of Rights as Stockholder Under the 2001 Plan. Except as specifically provided by the 2001 Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock.

     Adjustments for Stock Dividends, etc. The Board will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the 2001 Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Board may also make appropriate adjustments to avoid distortions in the operation of the 2001 Plan in the event of any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Board.

     Amendment and Termination. The 2001 Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the 2001 Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the 2001 Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. If an amendment would (i) materially increase the benefits accruing to participants under the 2001 Plan, (ii) materially increase the number of shares under the 2001 Plan or (iii) materially modify the requirements for eligibility, then to the extent required by law or deemed necessary by the Board, the amendment shall be subject to stockholder approval.

     Stock Withholding. In the case of an award under which Common Stock may be delivered, the Board may permit the participant or other appropriate person to elect to have the Company hold back from the shares to be delivered, or to deliver to the Company, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

Federal Income Tax Consequences

     The following is a summary of the principal United States federal income tax consequences of transactions under the 2001 Plan. It does not describe all federal tax consequences under the 2001 Plan, nor does it describe any state, local or foreign tax consequences.

     Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Company.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will recognize ordinary compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Company will be entitled to deduct such amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. Any further gain recognized will be taxed as short- or long-term capital gain and will not result in any deduction by the Company. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

     If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

     Non-statutory Options. With respect to non-statutory stock options granted under the 2001 Plan, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary compensation income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. At disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

     Restricted Stock. A recipient of restricted stock that is subject to a risk of forfeiture generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will recognize ordinary compensation income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the limitations of Section 162(m) of the Internal Revenue Code.

     Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins just after the forfeiture period expires (or just after the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the 2001 Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

     Deferred Stock. The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

     Performance Awards. The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Company) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

     Loans and Supplemental Grants. Generally speaking, bona fide loans made under the 2001 Plan will not result in taxable income to the recipient or in a deduction to the Company. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Company. Forgiveness of all or a portion of a loan may also result in income to the borrower and a deduction for the Company. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Company.

Recommendation

     The board of directors believes that the 2001 Plan is an important tool for the Company to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Company. The board of directors believes the 2001 Plan is in the best interests of the Company and its stockholders and recommends that the stockholders vote FOR the approval of the 2001 Plan. If not otherwise specified, Proxies will be voted FOR approval of the 2001 Plan.

                                  PROPOSAL 3

          PROPOSAL TO APPROVE THE 2000 EMPLOYEES' STOCK PURCHASE PLAN

     The board of directors adopted the 2000 employees' stock purchase plan (the "2000 ESPP") in September 2000. The 2000 ESPP authorizes the issuance of up to 1,000,000 shares of Common Stock (subject to adjustment as described below) and the material features of the plan are described below. The 2000 ESPP replaces the Company's current employees' stock purchase plan. All available shares under the Company's current employees' stock purchase plan were depleted upon the completion of the 1999-2000 plan year.

     The purpose of the 2000 ESPP is to provide eligible employees of the Company and its subsidiaries with a continuing opportunity to purchase shares of Common Stock. The Company has provided an employees' stock purchase plan to its employees since 1982. By allowing eligible employees to participate in ownership in the Company, the plan provides an important incentive in attracting and retaining key personnel, in motivating individuals to contribute significantly to the Company's future growth and success, and in aligning the long-term interest of these individuals with those of the Company's stockholders. Approval of the 2000 ESPP will make the employees participating in the plan eligible for the favorable tax benefits described below.

     For these reasons, the board of directors believes stockholder approval of the 2000 ESPP is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

     The closing price per share on the New York Stock Exchange of the Common Stock on April 9, 2001 was $22.55.

Summary of the 2000 ESPP

     The following summary of the terms of the 2000 ESPP is qualified in its entirety by reference to the plan.

     Participation; Administration. All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Company are eligible to participate in the 2000 ESPP, unless they own more than 5% of the Common Stock of the Company. Options to purchase shares of the Common Stock of the Company may be granted from time to time at the discretion of the board of directors, which also determines the date upon which such options are exercisable. At the present time, only employees based in the United States are eligible to participate in the 2000 ESPP. The number of employees potentially eligible to participate in the 2000 ESPP is approximately 7,000 persons.

     Contributions. A participating employee may purchase stock only through payroll deductions, which may not exceed 10% of the employees' gross salary or wages during the year. Employees are allowed to decrease, but not increase the percentage of wages contributed, once during the plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the plan year.

     Terms of Options. The exercise price is 85% of the lower of the fair market value of the Common Stock on the grant date or the exercise date. The grant date and the exercise date are determined by the board of directors. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. As a condition to purchase, the Company may require that participants must agree not to resell the shares so purchased for a period of up to one year following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Company at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded.

     Shares Subject to the 2000 ESPP. The number of shares reserved for issuance under the 2000 ESPP is 1,000,000 shares of the Company's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Company from the exercise of options granted under the 2000 ESPP will be used for the general purposes of the Company. Shares issued under the 2000 ESPP may be authorized but unissued shares or shares reacquired by the Company and held in its treasury.

     Amendment and Termination. The 2000 ESPP shall remain in full force and effect until suspended or discontinued by the board of directors. The board of directors may at any time or times amend or review the 2000 ESPP for any purpose which may be permitted by law, or may at any time terminate the 2000 ESPP, provided that no amendment that is not approved by the stockholders shall be effective if it would cause the 2000 ESPP to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended.

     Term of the 2000 ESPP. The 2000 ESPP will expire on November 1, 2011, provided that the number of shares available for issuance under the 2000 ESPP is not exhausted prior to that date.

Federal Income Tax Aspects

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the 2001 Plan and with respect to the sale of Common Stock acquired under the 2001 Plan.

     If the stockholders approve the 2001 Plan, it will qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code. The following tax consequences are those that will apply if stockholder approval is obtained. The 2001 Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

     Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the 2000 ESPP. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the 2000 ESPP. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date, and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employees' tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Company will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Company would be entitled to a deduction equal to that amount.

     If stockholder approval is not obtained, the following tax consequences will result. A participant will recognize ordinary income upon the purchase of Common Stock in an amount equal to the excess of the fair market value of the Common Stock over the purchase price. The Company would receive a tax deduction for the amount of compensation income recognized by the participant. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of the compensation income recognized. Upon selling the Common Stock, a participant will generally recognize capital gain or loss in an amount equal to the difference between the sales price of the Common Stock and the participant's basis in the Common Stock. This capital gain or loss will be long-term capital gain or loss if the Common Stock is held more than one year prior to the date of sale.

Recommendation

     The board of directors believes that the 2000 ESPP is an important tool for the Company to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Company through an employees' stock purchase plan that offers favorable tax benefits under the Internal Revenue Code. The board of directors believes the 2000 ESPP is in the best interests of the Company and its stockholders and recommends that the stockholders vote FOR the approval of the 2000 ESPP. If not otherwise specified, Proxies will be voted FOR approval of the 2000 ESPP.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has retained Arthur Andersen LLP as its independent accountants since 1960 and intends to retain Arthur Andersen LLP for the current year ending December 31, 2001. Representatives of Arthur Andersen LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

     During fiscal 2000, the Company retained Arthur Andersen LLP to provide services in the following categories and amounts:

Audit Fees

     Arthur Andersen LLP billed the Company and its subsidiaries an aggregate of $3,410,000 in fees for professional services rendered in connection with the audit of the financial statements of the Company and its subsidiaries for the most recent fiscal year. This amount included fees of $2,225,000 associated with the annual audit of the Company's continuing operations, as well as $862,000 of fees for audit work on the financial statements of businesses reported as discontinued operations. Included in the amount are also fees of $323,000 related to consulting on accounting and reporting matters and reviews of the financial statements included in each of the Quarterly Reports on Form 10-Q of the Company and its subsidiaries during the fiscal year ended December 30, 2000.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP billed the Company an aggregate of $740,000 in fees for professional services rendered to the Company and its subsidiaries for the fiscal year ended December 30, 2000 in connection with the design and implementation of financial information systems.

All Other Fees

     Arthur Andersen LLP billed the Company an aggregate of $3,387,000 in fees for other services rendered to the Company and its subsidiaries for the fiscal year ended December 30, 2000, primarily in connection with tax consulting related to the reorganization and the related rulings requested from the Internal Revenue Service, and audits of entities in connection with divestiture activities.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to the 2002 Annual Meeting of the Stockholders of the Company and to be presented at such meeting must be received by the Company for inclusion in the proxy statement and form of proxy no later than December 24, 2001. In addition, the Company's Bylaws include an advance notice provision that requires stockholders desiring to bring proposals before an annual meeting (which proposals are not to be included in the Company's proxy statement and thus are submitted outside the processes of Rule 14a-8 under the Exchange Act) to do so in accordance with the terms of such advance notice provision. The advance notice provision requires that, among other things, stockholders give timely written notice to the Secretary of the Company regarding their proposals. To be timely, notices must be delivered to the Secretary at the principal executive offices of the Company not less than 60, nor more than 75, days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year's annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders without inclusion of the proposal in the Company's proxy materials must provide written notice of such proposal to the Secretary no earlier than February 7, 2002 and no later than February 22, 2002. Proposals received at any other time will not be voted on at the meeting. If a stockholder makes a timely notification, the proxies that management solicits for the meeting may still exercise discretionary voting authority with respect to the stockholder's proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

                            SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally or by telephone, facsimile transmission or telegram. In addition, the Company has engaged D. F. King & Co., Inc. for a fee not to exceed $10,000 plus out-of-pocket expenses in order to assist in the solicitation of proxies. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.


Waltham, Massachusetts
April 12, 2001

                                                                      APPENDIX A
                          Thermo Electron Corporation

                            Audit Committee Charter

Organization

The Committee shall consist of only independent Directors as defined by the relevant stock exchange listing authority for the Company's equity securities. The Chairman of the Committee shall be chosen from among the members. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgment. The number of Directors serving on the Committee shall be determined by the Board of Directors, and from and after June 14, 2001, the Committee shall consist of at least three Directors.

Statement of Policy

The Committee shall, through regular or special meetings with management, the Company's internal auditor and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing and other matters as the Board or the Committee Chairman deems appropriate.

Responsibilities

The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

In carrying out its oversight responsibilities, the Committee shall perform the following functions:

Oversight of Independent Auditors.

In the course of its oversight of the independent auditors as provided under this Charter, the Committee will be guided by the premise that the independent auditor is ultimately accountable to the Board and the Committee.

     1. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

     2.   The Committee shall:

          (i) receive from the independent auditors annually, a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

          (ii) discuss with the independent auditors the scope of any such disclosed relationships and their impact or potential impact on the independent auditor's independence and objectivity; and

          (iii) recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

     3. The Committee shall review the original proposed scope of the annual independent audit of the Company's financial statements and the associated fees, as well as any significant variations in the actual scope of the independent audit and the associated fees.

     4. The Committee shall review the independent auditors' report relating to reportable conditions in the internal control structure and financial reporting practices.

Oversight of Internal Auditors.

The Committee shall review and discuss with management and the independent auditors:

    1.   The quality and adequacy of the Company's internal accounting controls.

    2. Organization of the internal audit department, the adequacy of its resources and the competence of the internal audit staff.

    3. The audit risk assessment process and the proposed scope of the internal audit department for the upcoming year and the coordination of that scope with independent auditors.

    4. Results of the internal auditors examination of internal controls including summaries of inadequate reports issued and/or management improprieties together with management's response thereto.

Oversight of Management's Conduct of the Company's Financial Reporting Process.
    1. Audited Financial Statements. The Committee shall review and discuss with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareowners if distributed prior to the filing of Form 10-K) and review and consider with the independent auditors the matters required to be discussed by the applicable Statement of Auditing Standards ("SAS"). Based on these discussions, the Committee will advise the board of directors whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K (or the Annual Report to Shareholders).

    2. Interim Financial Statements. The Committee, through its Chairman or the Committee as a whole, will review with management and the independent auditors, prior to the filing thereof, the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q and the matters required to be discussed by the applicable SAS.

    3.   Financial Reporting Practices. The Committee shall review:

         (i) Significant changes in the Company's accounting policies and practices and significant judgments that may affect the financial results.

         (ii) The nature of any unusual or significant commitments or contingent liabilities together with the underlying assumptions and estimates of management.

         (iii) The effect of changes on accounting standards that may materially affect the Company's financial reporting practices.

         (iv) Litigation or other legal matters that could have a significant impact on the Company's financial results.

Oversight and Review of Charter.

The Committee shall review and monitor, as appropriate, the adequacy of this Charter, which shall be reviewed by the Committee on an annual basis. The Committee will recommend to the Board any modifications to this Charter, which the Committee deems appropriate, for approval by the Board.

                                 FORM OF PROXY

                          THERMO ELECTRON CORPORATION

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Richard F. Syron, Theo Melas-Kyriazi and Seth H. Hoogasian, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Thermo Electron Corporation held of record by the undersigned on March 30, 2001, at the Annual Meeting of the Stockholders to be held in the Auditorium of the Fleet Conference Center, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 16, 2001, at 3:30 p.m., and at any postponement or adjournment thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

     The Proxy will be voted as specified, or if no choice is specified, FOR the election of the nominees for director, FOR Proposals 2 and 3, if presented at the meeting, and as said proxies deem advisable on such other matters as may properly come before the meeting.

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

Vote by Telephone
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683

Follow these four easy steps:
1.   Read the accompanying Proxy Statement and Proxy Card.
2.   Call the toll-free number
     1-877-PRX-VOTE (1-877-779-8683).
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.   Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!

Vote by Internet
It's fast, convenient, and your vote is immediately confirmed and posted. Call Toll-Free on a Touch-Tone Phone

Follow these four easy steps:
1.  Read the accompanying Proxy Statement and Proxy Card.
2.  Go to the Website
    http://www.eproxyvote.com/tmo
3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.  Follow the recorded instructions.

Your vote is important!
Go to http://www.eproxyvote.com/tmo anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

          Please mark your
[x]       votes as in this
          example.

The Board of Directors recommends a vote For Proposals 1, 2 and 3.

1.   ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

Nominees: (01) Marijn E. Dekkers, (02) Robert A. McCabe and (03) Robert W. O'Leary.

FOR ALL NOMINEES    [_]

WITHHELD FROM ALL NOMINEES  [_]


FOR, except vote withheld for the following nominee(s): ________________________

                                                    FOR     AGAINST    ABSTAIN
2.   Approve a management proposal to approve       [_]       [_]        [_]
     the Company's 2001 Equity Incentive Plan and to reserve five million shares for issuance under the plan.


                                                    FOR      AGAINST   ABSTAIN
3.   Approve a management proposal to approve       [_]        [_]       [_]
     Company's 2000 Employees' Stock Purchase Plan.

4. In their discretion on such other matters as may properly come before the meeting.

(This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________